UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:

Date:	Wednesday, May 9, 2012

Time:	Noon Pacific Time

Place:	SunPower Corporation, 77 Rio Robles, San Jose, California 95134

Items of Business:	1. The re-election of three directors to serve as Class I directors on our board of directors (the “Board”);
2. The proposal to approve, in an advisory vote, our named executive officer compensation; and
3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On March 23, 2012 we began mailing to stockholders either a Notice of Internet Availability of Proxy Materials or this notice of the Annual Meeting, the proxy statement and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 12, 2012 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

San Jose, California	FOR THE BOARD OF DIRECTORS

March 23, 2012
Christopher Jaap
Assistant Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

ii

SUNPOWER CORPORATION

77 Rio Robles

San Jose, California 95134

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at SunPower Corporation’s Annual Meeting of Stockholders to be held on May 9, 2012 at noon Pacific Time at SunPower Corporation, 77 Rio Robles, San Jose, California, or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the “Annual Meeting”).

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2011” mean our 2011 fiscal year, which began on January 3, 2011 and ended on January 1, 2012.

Our principal executive offices are located at 77 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.

Important Notice Regarding the Availability of Proxy Materials

We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about March 23, 2012, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2011 Annual Report for the fiscal year ended January 1, 2012 (“2011 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

Our proxy solicitation materials and our 2011 Annual Report are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about March 23, 2012.

Delivery of Voting Materials

If you would like to further reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, proxy card, and our 2011 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.

A copy of our Annual Report on Form 10-K has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our Annual Report on Form 10-K by writing to our Corporate Secretary at 77 Rio

Robles, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our Annual Report on Form 10-K without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (“Exchange Act”) for our fiscal year 2011. Our Annual Report on Form 10-K is also available on our website at http://investors.sunpowercorp.com/sec.cfm.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 12, 2012, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 118,284,623 shares of common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

Board Recommendations

Our Board recommends that you vote:

—	“FOR” Proposal One: re-election of each of the nominated Class I directors; and

—	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers.

Voting

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our By-laws.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner.  If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not automatically vote your shares in person at the Annual Meeting.

How To Vote.  If you hold shares directly as a stockholder of record, you can vote in one of the following three ways, in addition to attending the Annual Meeting:

(1) Vote via the Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2012. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

(2) Vote by Telephone at 1-800-690-6903. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2012. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instructions. This number is toll free in the U.S. and Canada.

(3) Vote by Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement, or return the proxy card to SunPower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee. Shares registered in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Quorum.  A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you appear in person at the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Explanation of Broker Non-Votes and Abstentions.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. NYSE rules (which also apply to companies listed on The Nasdaq Stock Exchange) prohibit brokers from voting in their discretion on any of our proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on the proposals, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.

Votes Required/Treatment of Broker Non-Votes and Abstentions.

Proposal One — Re-election of Class I Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class I directors. Since only affirmative votes will be counted, neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.

Proposal Two — Advisory Vote on Named Executive Officer Compensation. The advisory vote on named executive compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting. “Broker non-votes” and abstentions will not count as votes in favor of the advisory vote on named executive officer compensation and abstentions, but not “broker non-votes,” will have the effect of votes against Proposal Two.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals One and Two. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the Annual Meeting by: (1) submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone or by mail; or (2) delivering instructions to us at 77 Rio Robles, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us prior to the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you intend to revoke your proxy by voting in person at the Annual Meeting, you will be required to give oral notice of your intention to do so to the Inspector of Elections at the Annual Meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting and publish final results pursuant to a Current Report on Form 8-K which we intend to file with the SEC within four business days following the Annual Meeting.

Note Concerning Forward-Looking Statements

Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” “will,” “would” and similar expressions to identify forward-looking statements. These statements include, but are not limited to, operating results, business strategies, management’s plans and objectives for future operations, expectations and intentions, actions to be taken by us and other statements that are not historical facts. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended January 1, 2012, which accompanies this proxy statement. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS I DIRECTORS

Our Board is currently comprised of eleven members and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class I directors are scheduled to expire in 2012. The terms of other directors expire in subsequent years.

On April 28, 2011, we and Total Gas & Power USA, SAS (“Total”), a subsidiary of Total S.A. (“Total S.A.”), entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, on June 21, 2011, Total purchased in a cash tender offer approximately 60% of the outstanding shares of our former class A common stock and 60% of the outstanding shares of our former class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. In connection with the Tender Offer, we and Total entered into an Affiliation Agreement that governs the relationship between Total and us following the close of the Tender Offer (the “Affiliation Agreement”). In accordance with the terms of the Affiliation Agreement, our Board has eleven members, composed of our Chief Executive Officer, four non-Total designated members of the Board, and six directors designated by Total. On the first anniversary of the consummation of the Tender Offer, the size of the Board will be reduced to nine members and one non-Total designated director and one director designated by Total will resign from the Board. If the Total Group’s (as defined in the Affiliation Agreement) ownership percentage declines, the number of members of the Board that Total is entitled to nominate will be reduced as set forth in the Affiliation Agreement.

The Board has considered and approved the nomination of Arnaud Chaperon, Jérôme Schmitt and Pat Wood III, our current Class I directors, for re-election as directors at the Annual Meeting. Messrs. Chaperon and Schmitt are Total designated directors. Each nominee has consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Class I directors elected will hold office until the annual meeting of stockholders in 2015 or until their successors are elected.

The Class II group of directors consists of W. Steve Albrecht, Betsy S. Atkins, Bernard Clement and Denis Giorno, and they will hold office until the annual meeting of stockholders in 2013 or until their successors are elected. Messrs. Clement and Giorno are Total designated directors. The Class III group of directors consists of Thomas R. McDaniel, Jean-Marc Otero del Val, Humbert de Wendel and Thomas H. Werner, and they will hold office until the annual meeting of stockholders in 2014 or until their successors are elected. Messrs. Otero del Val and de Wendel are Total designated directors.

Additional information, as of March 23, 2012, about the Class I director nominees for re-election and the Class II and Class III directors is set forth below.

Class I Directors Nominated for Re-Election at the Annual Meeting

Name	Class	Age	Position(s) with SunPower	Director Since
Arnaud Chaperon	I	56	Director	2011
Jérôme Schmitt	I	46	Director	2012
Pat Wood III	I	49	Director	2005

Mr. Arnaud Chaperon currently serves as the Senior Vice President of New Energies for the Gas & Power division of Total S.A. Before taking this position in 2007, Mr. Chaperon was the Managing Director for five years of Total E&P Qatar and country representative of the Total group, which has oil, gas, and petrochemical assets and operations in the State of Qatar. Previous to that, he held other positions within the Total group, where he has been employed since 1980. Mr. Chaperon holds a master’s degree in engineering from École Nationale Supérieure de Techniques Avancées.

Mr. Chaperon brings significant international strategic, operational and development experience to the Board. His experience developing renewable energy projects and investments throughout the value chain for the Total group, as well as managing traditional oil and gas operations, gives him a unique perspective on the Company’s strategic outlook and worldwide opportunities. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chaperon should serve as a director of the Company.

Mr. Jérôme Schmitt has served as the Senior Vice President, Corporate Affairs of the Supply & Marketing Division of Total S.A since the beginning of 2012. Previously, Mr. Schmitt was Total’s Group Treasurer from 2009 through the end of 2011. Before taking this position, Mr. Schmitt was Vice President, Investor Relations at Total for five years. Previous to that, he held other positions within the Total group, where he has been employed since 1992. Mr. Schmitt graduated as a Civil Mining Engineer from the Ecole Nationale Superieure des Mines de Sainte-Etienne.

Mr. Schmitt brings significant international finance and communications experience to the Board. Mr. Schmitt’s extensive experience and relationships both with financial institutions and investors in the energy sector uniquely qualifies him to provide the insight necessary for developing the Company’s financial base and business opportunities. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Schmitt should serve as a director of the Company.

Mr. Pat Wood III has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. He is active in the development of electric power and natural gas infrastructure assets in North America. From 2001 to 2005 Mr. Wood served as the Chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, he chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a director of Quanta Services, Inc. and is on the board of privately-held Xtreme Power and First Wind. He is a strategic advisor to Natural Gas Partners, an energy private equity fund. Mr. Wood is a past director of the American Council on Renewable Energy and is a member of the National Petroleum Council.

Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through nearly ten years of regulatory leadership in the energy sector. Mr. Wood brings a unique perspective and extensive knowledge of energy project development, public policy development, governance and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Wood should serve as a director of the Company and Chairman of the Nominating and Corporate Governance Committee.

Class II Directors with Terms Expiring in 2013

Name	Class	Age	Position(s) with SunPower	Director Since
W. Steve Albrecht	II	65	Director	2005
Betsy S. Atkins	II	58	Director	2005
Bernard Clement	II	53	Director	2011
Denis Giorno	II	61	Director	2011

Mr. W. Steve Albrecht has served as Andersen Alumni Professor of Accounting at the Marriott School of Management at Brigham Young University, or BYU, since 1977, and as Associate Dean from 1997 through 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. Mr. Albrecht currently serves on the board of directors of Cypress Semiconductor Corporation and Red Hat, Inc. He served as a trustee of the Financial Accounting Foundation that oversees the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB) until June 2009. He served on the board of directors of SkyWest, Inc. and Red Hat, Inc. from 2003 to 2009. He was a prior member of the Committee of Sponsoring Organizations (COSO) and has done extensive expert witnessing in major financial cases and consulting for major organizations.

Mr. Albrecht brings significant financial management and financial disclosure experience, as well as significant knowledge of the Company’s recent history and experiences to the Board. Mr. Albrecht’s experience is quite different from that of the Company’s other directors in that he does not have lengthy work experience in the industry served by the Company. Mr. Albrecht instead brings to the Board his extensive knowledge in the areas of accounting, strategy, financial reporting, and controls and experience as a leader of a large, well-respected academic institution. This background and experience qualifies him as a financial expert, which is relevant to his duties as an audit committee member. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Albrecht should serve as a director of the Company and Chairman of the Audit Committee.

Ms. Betsy S. Atkins has served as Chief Executive Officer of Baja Ventures, a technology, life sciences and renewable energy early stage venture capital fund, since 1994. She served as the Chairman and Chief Executive Officer of Clear Standards, Inc., which developed enterprise level emission measurement software, from 2008 to 2009 until its sale to SAP. She previously served as Chairperson and Chief Executive Officer of NCI, Inc., a neutraceutical functional food company, from 1991 through 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies, a telecommunications systems, software and products company, in 1999. Ms. Atkins currently serves on the board of directors of Polycom, Inc., Chico’s FAS, Inc., and Schneider Electric, Inc. She is a member of the Council on Foreign Relations. Ms. Atkins served on the boards of directors of Vonage Holdings Corp. from 2005 to 2007; Reynolds American, Inc. from 2004 to 2010; and Towers Watson & Co. in 2010. She served as a presidential appointee to the Pension Benefit Guaranty Corp. board of directors from 2001 to 2003. Ms. Atkins is also a member of Florida International University’s College of Medicine Health Care Network Faculty Group Practice, Inc.

Ms. Atkins brings significant global, sales, marketing and corporate governance experience to the Board. Ms. Atkins’ experience, through nearly 25 years of executive officer service with companies in a high growth phase, gives her a unique perspective on the Company’s business. Ms. Atkins also brings to the Board extensive knowledge in the areas of executive compensation and corporate governance. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Atkins should serve as a director of the Company, Chairperson of the Compensation Committee and Lead Independent Director.

Mr. Bernard Clement has served as the Senior Vice President of Gas Assets, Technology, and Research & Development for the Gas & Power division of Total S.A. since January 1, 2010. From 2003 through 2009, Mr. Clement served as Vice President of the Exploration & Production division of Total S.A. relative to its interests in the Middle East. Previous to that, he held other positions within the Total group, where he has been employed since 1983. Mr. Clement has engineering degrees from Ecole Nationale Supérieure du Pétrole et des Moteurs, where he focused on geophysics, and from École Polytechnique.

Mr. Clement brings significant international operational and development experience to the Board. His extensive experience managing international energy projects and assets, as well as managing the development of technology allows him to provide valuable insight into the strategic development of the Company and its ability to meet its manufacturing roadmap. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Clement should serve as a director of the Company.

Mr. Denis Giorno has served as President and General Manager of Total Gas & Power New Energies USA since November 2011. From October 2007 until October 2011, he served as the Vice President of New Ventures for the Gas & Power division of Total S.A. From 2005 to 2007, Mr. Giorno was Vice President, Business Development, of the Gas & Power division relative to Total’s interests in Asia, South America, and Africa. Previous to that, he held other positions within the Total group, where he has been employed since 1975. Mr. Giorno received a degree in civil engineering from École Nationale des Ponts et Chaussées, a Master of Science degree in managerial science and engineering at Stanford University and a degree in Petroleum Engineering from École Nationale du Pétrole et des Moteurs. Mr. Giorno also completed the Stanford Graduate School of Business’ Executive Education program.

Mr. Giorno’s extensive, worldwide business development and international negotiation experience covers a broad spectrum of traditional power projects and renewable energy projects, including throughout the value chain in the solar sector. This experience allows him to make significant contributions to the Company’s strategic outlook and international development perspectives. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Giorno should serve as a director of the Company.

Class III Directors with Terms Expiring in 2014

Name	Class	Age	Position(s) with SunPower	Director Since
Thomas R. McDaniel	III	63	Director	2009
Jean-Marc Otero del Val	III	45	Director	2011
Humbert de Wendel	III	55	Director	2011
Thomas H. Werner	III	52	President and CEO, Director and Chairman of the Board	2003

Mr. Thomas R. McDaniel was Executive Vice President, Chief Financial Officer and Treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Prior to January 2005, Mr. McDaniel was Chairman, Chief Executive Officer and President of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management and operation of power production facilities. Mr. McDaniel was also Chief Executive Officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products and services, both domestically and internationally. He is Chairman of the Board of Tendril, a smart grid software as a service company. Mr. McDaniel is a director of SemGroup, L.P., a midstream energy service company. He is also a director of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corporation, which develops and markets energy efficiency products. Mr. McDaniel also serves on the Advisory Board of Coda Automotive, which is a manufacturer and distributor of all-electric cars and transportation battery systems, and On Ramp Wireless, a communications company serving electrical, gas and water utilities. Mr. McDaniel currently serves on the board of directors of the Senior Care Action Network (SCAN). Through the McDaniel Family Foundation, he is also actively involved in a variety of charitable activities such as the Boys and Girls Club of Huntington Beach, the Adult Day Care Center and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience to the Board. Mr. McDaniel’s extensive experience growing and operating global electric power businesses is directly aligned with the Company’s efforts to expand the utility and power plant segment of the business. In addition, Mr. McDaniel’s prior experience as a Chief Financial Officer qualifies him as a financial expert, which is relevant to his duties as an audit committee member. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. McDaniel should serve as a director of the Company and Chairman of the Finance Committee.

Mr. Jean-Marc Otero del Val has served as the Vice President, Electricity, for the Gas & Power Division of Total S.A. since September 2011. Mr. Otero del Val previously served as General Manager of the Grandpuits Refinery for Total France S.A. from 2007 to August 2011. From 2003 to 2007, Mr. Otero del Val served as the Managing Director for Total Coal South Africa (Pty) Ltd., a subsidiary of Total S.A. that focuses on the mining of export quality coal in South Africa. Previous to that, he held other positions within the Total group, where he has been employed since 1998. Mr. Otero del Val received a degree in chemical engineering from École Polytechnique, a Bachelor of Arts in finance from Strasbourg University, and a Master of Arts in finance from Paris-Dauphine University.

Mr. Otero del Val brings significant international managerial and operational experience to the Board. His extensive experience managing complex industrial assets gives him a unique perspective on the Company’s efforts to manage its manufacturing and project development activities. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Otero del Val should serve as a director of the Company.

Mr. Humbert de Wendel has served as the Total Group Treasurer since the beginning of 2012. Previously, Mr. de Wendel served as the Senior Vice President of Corporate Business Development for Total from 2006 to 2011. From 2000 to 2006, Mr. de Wendel served as a Vice President for Total overseeing finance operations of its exploration and production subsidiaries. Previous to that, he held other positions within the Total group, where he has been employed since 1982. Mr. de Wendel holds a degree in law and economics from the Institut d’études Politiques de Paris, and a degree in business administration from École Supérieure des Sciences Économiques et Commerciales.

Mr. de Wendel brings extensive international experience in finance and business development to the Board. This experience allows him to bring valuable perspective on the Company’s relationships with its key financial and industrial partners. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. de Wendel should serve as a director of the Company.

Mr. Thomas H. Werner has served as our President and Chief Executive Officer since May 2010, as a member of our Board since June 2003, and Chairman of the Board of Directors since May 2011. From June 2003 to April 2010, Mr. Werner served as our Chief Executive Officer. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Networks, and the Silicon Valley Leadership Group. Mr. Werner is on the Board of Trustees of Marquette University. Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Werner brings significant leadership and operational management experience to the Board. Mr. Werner provides the Board with valuable insight into management’s perspective with respect to the Company’s operations. Mr. Werner brings significant technical, operational and financial management experience to the Board. Mr. Werner has demonstrated strong executive leadership skills through nearly 20 years of executive officer service with various companies and brings the most comprehensive view of the Company’s operational history over the past few years. Mr. Werner also brings to the Board leadership experience through his service on the board of directors for two other organizations, which gives him the ability to compare the way in which management and the boards operate within the companies he serves. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Werner should serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS I PROPOSED NOMINEES.

BOARD STRUCTURE

Determination of Independence

Our Board has determined that four of our eleven directors, namely Mr. Albrecht, Ms. Atkins, and Messrs. McDaniel and Wood, each meet the standards for independence as defined by applicable listing standards of the Nasdaq Global Select Market and rules and regulations of the SEC. Our Board has also determined that Mr. Werner, our President and Chief Executive Officer, and Messrs. Chaperon, Clement, Giorno, Otero del Val, Schmitt and de Wendel, as directors designated by our controlling stockholder Total Gas & Power USA, SAS (“Total”), pursuant to our Affiliation Agreement with Total, are not “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. There are no family relationships among any of our directors or executive officers.

Leadership Structure and Risk Oversight

The Board has determined that having a lead independent director assist Mr. Werner, the Chairman of the Board and Chief Executive Officer, is in the best interest of stockholders at this time. In early 2010, Betsy S. Atkins was appointed to serve as the lead independent director for the Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Meetings

Our Board held four regular, quarterly meetings, one annual meeting and 11 special meetings during fiscal year 2011. During fiscal year 2011, each director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served, except for T.J. Rodgers and Reinhard Schneider, who have both resigned from the Board. Our independent directors held six executive sessions during regular, quarterly meetings without management present during fiscal year 2011.

Controlled Company

Total presently owns 66% of our outstanding voting securities and we are therefore considered a “controlled company” within the meaning of the Nasdaq Stock Market rules. As a “controlled company,” we are presently exempt from the rules that would otherwise require that our Board be comprised of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. This “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the Nasdaq Stock Market rules, requiring that our Audit Committee be comprised exclusively of independent directors.

Board Committees

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board has established committees to ensure that we maintain strong corporate governance standards. Our Board has standing Audit, Compensation, Nominating and Corporate Governance, and Finance Committees. The charters of our Audit, Compensation, Nominating and Corporate Governance, and Finance Committees are available on our website at http://investors.sunpowercorp.com/documents.cfm. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
W. Steve Albrecht(I)	Chair	--	--	--
Betsy S. Atkins(I)	--	Chair	Member	--
Arnaud Chaperon	--	--	--	Member
Bernard Clement	--	--	Member	--
Denis Giorno	--	--	Member	--
Thomas R. McDaniel(I)	Member	Member	--	Chair
Jérôme Schmitt	--	Member	--	--
Humbert de Wendel	--	Member	--	Member
Pat Wood III(I)	Member	--	Chair	Member

(I)	Indicates an independent director.

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of the members of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of the Nasdaq Global Select Market. Each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the Nasdaq Global Select Market. In addition, the Board has determined that each of Messrs. Albrecht and McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to his professional experience described above under “Proposal One — Re-election of Class I Directors.” The Audit Committee held eight meetings during fiscal 2011.

The purpose of the Audit Committee, pursuant to its charter, is to:

—	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;

—

assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications and independence; and (4) the performance of our internal audit function;

—	oversee management’s identification, evaluation, and mitigation of major risks to the Company;

—	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;

—	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board; and

—

consider questions of actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers and review and approve proposed related party transactions (as defined in Item 404 of Regulation S-K); any waiver of the Code of Business Conduct and Ethics for directors and executive officers and any approval of related party transactions may be made only by the disinterested members of the Audit Committee.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has also established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.

Compensation Committee

In 2011, the Compensation Committee had three members: Ms. Atkins and Messrs. McDaniel and de Wendel. On March 7, 2012, the Board appointed Mr. Schmitt as an additional member of the Compensation Committee. Messrs. Schmitt and de Wendel were designated by Total to be on the Compensation Committee pursuant to our Affiliation Agreement with Total. Two of the four members of the Compensation Committee, Ms. Atkins and Mr. McDaniel, are “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. The Compensation Committee held seven meetings during fiscal 2011.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

—	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;

—

the preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of the Nasdaq Global Select Market;

—	reviewing and discussing the Compensation Discussion and Analysis, set forth in our annual proxy statement, with management; and

—	the administration of our stock plans, including the Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan.

In certain instances, the Compensation Committee has delegated limited authority to Mr. Werner, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2011 one of our officers or employees, or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2011, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

In 2011, the Nominating and Corporate Governance Committee had three members: Ms. Atkins and Messrs. Giorno and Wood. On March 7, 2012, the Board appointed Mr. Clement as an additional member of the Nominating and Corporate Governance Committee. Messrs. Clement and Giorno were designated by Total to be on the Nominating and Corporate Governance Committee pursuant to our Affiliation Agreement with Total. Two of the four members of the Nominating and Corporate Governance Committee, Ms. Atkins and Mr. Wood, are “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. The Nominating and Corporate Governance Committee held four meetings during fiscal 2011.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:

—	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders;

—

the evaluation of whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates as well as the incumbent director’s qualifications, performance as a Board member, and such other factors as the Committee deems appropriate; and

—	the development, maintenance and recommendation of a set of corporate governance principles applicable to us, and for periodically reviewing such principles.

The Nominating and Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Governance Committee believes that the members of the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. In addition, the Nominating and Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.

The Nominating and Governance Committee believes the Board should be comprised of persons with skills in areas such as:

—	relevant industries, especially solar products and services;

—	technology manufacturing;

—	sales and marketing;

—	leadership of large, complex organizations;

—	finance and accounting;

—	corporate governance and compliance;

—	strategic planning;

—	international business activities; and

—	human capital and compensation.

Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board will take the following into account:

—	A significant number of directors on the Board should be independent directors, unless otherwise required by applicable law or the Nasdaq Stock Market rules;

—

Candidates should be capable of working in a collegial manner with persons of different educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

—	Candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

—	Candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit the Company;

—	Candidates shall be individuals of the highest character and integrity;

—	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;

—	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

—	Candidates shall have the desire to represent the interests of all stockholders.

Finance Committee

In 2011, the Finance Committee (formerly known as the Strategy and Finance Committee) had three members: Messrs. Chaperon, McDaniel and Wood. On March 7, 2012, the Board appointed Mr. de Wendel as an additional member of the Finance Committee. Messrs. Chaperon and de Wendel were designated by Total to be on the Finance Committee pursuant to our Affiliation Agreement with Total. Two of the four members of the Finance Committee, Messrs. McDaniel and Wood, are “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. The Finance Committee held six meetings during fiscal 2011.

The Finance Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

—

The review, evaluation and approval of financing transactions, including credit facilities, structured finance, issuance of debt and equity securities in private and public transactions, and the repurchase of debt and equity securities (other than financing activity exceeding $50 million which requires the review and approval of the Board);

—	The review of the Company’s annual operating plan for recommendation to the Board, and the monitoring of capital spend as compared to the annual operating plan;

—	The review and recommendation to the Board of investments, acquisitions, divestitures and other corporate transactions; and

—	General oversight of the Company’s treasury activities, and the review, at least annually, of the Company’s counterparty credit risk and insurance programs.

CORPORATE GOVERNANCE

Stockholder Communications with Board of Directors

We provide a process by which stockholders may send communications to our Board, any committee of the Board, our non-management directors or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 77 Rio Robles, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to our Corporate Secretary, SunPower Corporation, 77 Rio Robles, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Directors’ Attendance at Our Annual Meetings

Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. Ten of our eleven directors are expected to attend the 2012 Annual Meeting, and six of our seven directors attended our annual meeting of stockholders held on May 3, 2011 (the “2011 Annual Meeting”).

Submission of Stockholder Proposal for the 2013 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Stockholder Proposals.  Only stockholders meeting certain criteria outlined in our By-laws are eligible to submit nominations for election to the Board or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-laws, stockholders who wish to nominate persons for election to the Board or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting, provided that in the event that our 2013 annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board and proposals of other proper business for consideration at the 2012 annual meeting of stockholders must be submitted to the Company no earlier than January 9, 2013 and no later than February 8, 2013. If the date of the 2013 annual meeting is moved more than 25 days before or after the anniversary date of the 2012 Annual Meeting, the deadline will instead be the close of business on the 10th day following notice of the date of the 2013 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 8, 2013.

Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. The submission deadline for stockholder proposals to be included in our proxy materials for the 2013 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is November 23, 2012. All written proposals must be received by our Corporate Secretary, at our corporate offices at 77 Rio Robles, San Jose, California 95134 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2013 annual meeting of stockholders.

Nomination of Director Candidates.  Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 77 Rio Robles, San Jose, California 95134. In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal must include the following:

—	the name, age, business address, residence address and record address of such nominee;

—	the principal occupation or employment of such nominee;

—	the class or series and number of shares of our stock owned beneficially or of record by such nominee;

—	any information relating to the nominee that would be required to be disclosed in our proxy statement;

—	the nominee holder for, and number of, shares owned beneficially but not of record by such person;

—

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

—

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice;

—

a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

—	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board shall make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.

Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Governance Committee. The Nominating and Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience. See “Board Structure — Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles

We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:

—	oversight responsibilities of the Board;

—	election and responsibilities of the lead independent director;

—	role of Board committees and assignment and rotation of members;

—	review of the Code of Business Conduct and Ethics and consideration of related party transactions;

—	independent directors meetings without management and with outside auditors;

—	Board’s access to employees;

—	annual review of Board member compensation;

—	membership criteria and selection of the Board;

—	annual review of Board performance;

—	director orientation and continuing education;

—	annual review of performance and compensation of executive officers; and

—	succession planning for key executive officers.

The Corporate Governance Principles are available on our website at http://investors.sunpowercorp.com.

Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer and principal accounting officer) and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpowercorp.com under the link for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. If we amend or grant a waiver applicable to our principal executive officer, principal financial officer or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under the Corporate Governance Principles, the Nominating and Corporate Governance Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.

Pursuant to our Corporate Governance Principles and our Audit Committee Charter, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers, and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related party transactions (as defined in Item 404 of Regulation S-K), in compliance with the applicable Nasdaq Stock Market rules. A related party transaction will only be approved if the Audit Committee determines that it is in the best interests of SunPower. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions

Other than the compensation agreements and other arrangements described herein, and the transactions described below, since the start of our last fiscal year on January 3, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which SunPower has been or will be a party:

—	in which the amount involved exceeded or will exceed $120,000; and

—

in which any director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Arrangements with Cypress Semiconductor Corporation

Until September 29, 2008, Cypress Semiconductor Corporation (“Cypress”) held all of the outstanding shares of our former class B common stock, which represented a controlling interest in our combined former class A and class B common stock. However, after the close of trading on September 29, 2008, Cypress distributed all of its shares of our former class B common stock to its stockholders of record as of September 17, 2008. Mr. T.J. Rodgers, Chairman of our Board of Directors until May 3, 2011, is also the co-founder, board member, President and Chief Executive Officer of Cypress. In addition, Mr. Albrecht currently serves on our Board and the board of directors of Cypress. In 2005, we entered into a series of related agreements with Cypress, then our parent company, in connection with our initial public offering and separation from Cypress. Many of the agreements have since expired. The principal agreements, under which we paid more than $120,000 to Cypress during fiscal 2011, include the former lease agreement for our headquarters facility and the tax sharing agreement. These principal agreements are summarized below.

Leased Headquarters Facility in San Jose, California; Other Payments.  In May 2006, we entered into a lease agreement for our approximately 44,000 square foot headquarters, which is located in a building owned by Cypress in San Jose, California, for $6.0 million over the five-year term of the lease expiring in April 2011. In October 2008, we amended the lease agreement, increasing the rentable square footage and the total lease obligations to approximately 60,000 and $7.6 million, respectively, over the five-year term of the lease. We paid Cypress $1.6 million in fiscal 2011 to rent the building as well as other related services on the premises under a transition services agreement entered into at the time of Cypress’s distribution of our former class B common stock. We moved to new offices leased from an unaffiliated third party in May 2011. In addition, we paid Cypress $0.3 million in fiscal 2011 for certain electronic equipment located at our manufacturing facilities.

Tax Sharing Agreement.  On October 6, 2005, while a wholly-owned subsidiary of Cypress, we entered into a tax sharing agreement with Cypress providing for each party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress would pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis while we were a member of Cypress’s consolidated or combined group for federal, state, local and foreign tax purposes. Our portion of tax liabilities or benefits was determined based upon our separate return tax liability as defined under the tax sharing agreement. These tax liabilities or benefits were based on a pro forma calculation as if we were filing a separate income tax return in each jurisdiction, rather than on a combined or consolidated basis, subject to adjustments as set forth in the tax sharing agreement.

On June 6, 2006, we ceased to be a member of Cypress’s consolidated group for federal income tax purposes and certain state income tax purposes. On September 29, 2008, we ceased to be a member of Cypress’s combined group for all state income tax purposes. To the extent that we become entitled to utilize on our separate tax returns portions of any tax credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect, estimated to be 40% for federal and state income tax purposes, of the amount of such tax loss carryforwards so utilized, and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at Cypress’s option. As of January 1, 2012, we have a potential liability of approximately $2.2 million that may be due under this arrangement.

We will continue to be jointly and severally liable for any tax liability during all periods in which we are deemed to be a member of the Cypress consolidated or combined group. Accordingly, although the tax sharing agreement allocates tax liabilities between Cypress and all its consolidated subsidiaries, for any period in which we were included in Cypress’s consolidated or combined group, we could be liable in the event that any federal or state tax liability was incurred, but not discharged, by any other member of the group.

We will continue to be jointly and severally liable with Cypress until the statute of limitations runs or all appeal options are exercised for all years where we joined in the filing of tax returns with Cypress. If Cypress experiences adjustments to their tax liability pursuant to tax examinations, we may incur an incremental liability. While years prior to fiscal 2006 for Cypress’s U.S. corporate tax returns are not open for assessment, the IRS can adjust net operating loss and research and development carryovers that were generated in prior years and carried forward to fiscal 2006 and subsequent years. If the IRS sustains tax assessments against Cypress, we may be obligated to indemnify Cypress under the terms of the Amended Tax Sharing Agreement (as defined below).

We would also be liable to Cypress for taxes that might arise from the distribution, or “spin-off,” by Cypress of our former class B common stock to Cypress’s stockholders on September 29, 2008. In connection with Cypress’s spin-off of our former class B common stock, we entered into an amendment to the tax sharing agreement with Cypress on August 12, 2008, to address certain transactions that may affect the tax treatment of the spin-off and certain other matters (“Amended Tax Sharing Agreement”).

Subject to certain caveats, Cypress obtained a ruling from the Internal Revenue Service (“IRS”) to the effect that the distribution by Cypress of our former class B common stock to Cypress’s stockholders qualified as a tax-free distribution under Section 355 of the Internal Revenue Code (“Code”). Despite such ruling, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of the voting power or value of our stock was or is later acquired as part of a plan or series of related transactions that included the distribution of our stock. The Amended Tax Sharing Agreement requires us to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable to certain dispositions of our stock by Cypress, that cause Cypress’s distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code.

Under the Amended Tax Sharing Agreement, we also agreed that, until October 29, 2010, we would not effect a conversion of any or all of our former class B common stock to our former class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). On November 16, 2011, we reclassified our former class A common stock and class B common stock into a single class of common stock. In the event this reclassification results in the spin-off being treated as taxable, we could face substantial liabilities as a result of our obligations under the Amended Tax Sharing Agreement.

Private Company Investment.  On September 28, 2010, we made a $0.2 million investment in a private company that is controlled by Cypress located in the Philippines. In connection with the investment we entered into licensing, lease and facility service agreements. Under the lease and facility service agreements, the private company will lease space from us for a period of five years. Facility services will be provided by us over the term of the lease on a “cost-plus” basis. Payments received under the lease and facility service agreement totaled $0.8 million in fiscal 2011. As of January 1, 2012, $0.6 million remained due and receivable from the private company related to capital purchases made by us on its behalf. We will be required to provide additional financing of up to $4.9 million.

Agreements with Total Gas & Power USA, SAS (“Total”) and Total S.A.

Tender Offer Agreement and Tender Offer Agreement Guaranty

On April 28, 2011, we and Total entered into a Tender Offer Agreement (the “Tender Offer Agreement”), pursuant to which, on May 3, 2011, Total commenced a cash tender offer to acquire up to 60% of our outstanding shares of former class A common stock and up to 60% of our outstanding shares of former class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. The Tender Offer expired on June 14, 2011 and Total accepted for payment on June 21, 2011 a total of 34,756,682 shares of our former class A common stock and 25,220,000 shares of our former class B common stock, representing 60% of each class of outstanding common stock as of June 13, 2011, for a total cost of approximately $1.4 billion.

Total S.A., the parent company of Total, entered into a Tender Offer Agreement Guaranty in connection with the Tender Offer pursuant to which Total S.A. unconditionally guarantees the full and prompt payment of Total’s payment obligations under the Tender Offer Agreement and the full and prompt performance of all of Total’s representations, warranties, covenants, duties and agreements contained in the Tender Offer Agreement; provided, that the maximum aggregate liability of Total S.A. under the Tender Offer Guaranty will not be more than the aggregate value at the offer price of the maximum number of shares which may be validly tendered and accepted for payment pursuant to and in accordance with the terms of the Tender Offer Agreement.

Credit Support Agreement

On April 28, 2011, we entered into a Credit Support Agreement with Total S.A. The Credit Support Agreement was amended on June 7, 2011 and December 12, 2011. Pursuant to the Credit Support Agreement, subject to the terms and conditions described below, Total S.A., as “Guarantor” has agreed to enter into one or more guarantee agreements (each a “Guaranty”) with banks providing letter of credit facilities to us or our subsidiaries in support of our utility and power plant (“UPP”) and large commercial portion of the residential and commercial segment (“LComm”) businesses and certain other permitted purposes. Pursuant to such Guarantees, Guarantor would guarantee the payment to the applicable bank of our obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and us. The Credit Support Agreement became effective on June 28, 2011 (the “CSA Effective Date”).

Under the Credit Support Agreement, at any time from the CSA Effective Date until the fifth anniversary thereof, we may request that Guarantor provide a Guaranty with respect to a letter of credit facility. Guarantor is required to issue and enter into the Guaranty requested by SunPower subject to certain terms and conditions, any of which may be waived by Total S.A. These terms and conditions are detailed in the Credit Support Agreement. The aggregate letter of credit amount cannot exceed $445 million for the period from the CSA Effective Date through December 11, 2011, $725 million for the period from December 12, 2011 through December 31, 2012, $771 million for the period from January 1, 2013 through December 31, 2013, $878 million for the period from January 1, 2014 through December 31, 2014, $936 million for the period from January 1, 2015 through December 31, 2015 and $1 billion for the period from January 1, 2016 through the termination of the Credit Support Agreement (the “Maximum L/C Amount”), subject to certain adjustments.

Payments to be Paid by the Company to Guarantor.  In consideration for the commitments of Guarantor, we are required to pay Guarantor a guarantee fee, repay any payments made under any Guaranty plus interest, and pay certain expenses of Guarantor and interest on overdue amounts owed to Guarantor. The guarantee fee for each letter of credit that is the subject of a Guaranty and was outstanding for all or part of the preceding calendar quarter will be equal to: (x) the average daily amount of the undrawn amount of such letter of credit plus the amount drawn on such letter of credit that has not yet been reimbursed by us or Guarantor, (y) multiplied by 1.00% for letters of credit issued or extended prior to the second anniversary of the CSA Effective Date, 1.40% for letters of credit issued or extended from the second anniversary of the CSA Effective Date until the third anniversary of the CSA Effective Date, 1.85% for letters of credit issued or extended from the third anniversary of the CSA Effective Date until the fourth anniversary of the CSA Effective Date, and 2.35% for letters of credit issued or extended from the fourth anniversary of the CSA Effective Date until the fifth anniversary of the

CSA Effective Date, (z) multiplied by the number of days that such letter of credit was outstanding, divided by 365. We are required to reimburse payments made by Guarantor under any Guaranty within 30 days plus interest at a rate equal to LIBOR (as in effect as of the date of Guarantor’s payment) plus 3.00%. The expenses of Guarantor to be reimbursed by us will include reasonable out-of-pocket expenses incurred after the CSA Effective Date in the performance of its services under the Credit Support Agreement and reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with payments to a bank under a Guaranty or enforcement of any of our obligations. Overdue payment obligations will accrue interest at a rate per annum equal to LIBOR as in effect at such time such payment was due plus 5.00%. Finally, we are solely responsible for any bank fees incurred in connection with securing any letter of credit facilities. In fiscal 2011, we incurred guaranty fees of $2.2 million to Total S.A.

Benchmark Credit Terms.  No later than June 30, 2012 and annually every June 30 thereafter throughout the term of the Credit Support Agreement, and also at any time we desire to obtain a letter of credit facility that would be the subject of a Guaranty, we are required to solicit benchmark credit terms for a letter of credit facility without a Guaranty from Guarantor and without collateral and report those benchmark terms to Guarantor. If (a) the annual fees payable by us on the issued amount of a letter of credit under a proposed letter of credit facility that is not guaranteed by Guarantor are equal to or less than 110% of the annual fees plus any applicable guarantee fee payable to Guarantor pursuant to a guaranteed letter of credit facility under the Credit Support Agreement, (b) the other fees payable under such non-guaranteed letter of credit facility are reasonable in light of the fees payable under a guaranteed letter of credit facility and the anticipated uses of such non-guaranteed letter of credit facility and (c) the other terms and conditions of such non-guaranteed letter of credit facility (including restrictive covenants) are reasonable in light of the anticipated use of such non-guaranteed letter of credit facility, then (i) we will be required to enter into such non-guaranteed letter of credit facility as soon as commercially reasonable, (ii) we will be required to reduce the commitments under guaranteed letter of credit facilities in an amount equal to such non-guaranteed letter of credit facility and (iii) so long as such non-guaranteed letter of credit facility remains in effect, the Maximum L/C Amount during such period will be reduced by the maximum aggregate amount of the letters of credit that may be issued pursuant to such non-guaranteed letter of credit facility.

Covenants of SunPower.  Under the Credit Support Agreement, we have agreed to undertake certain actions, including, but not limited to, ensuring that our payment obligations to Guarantor rank at least equal in right of payment with all of our other present and future indebtedness, other than certain permitted secured indebtedness. We have agreed to refrain from taking certain actions as detailed in the Credit Support Agreement, including (1) amending any agreements related to any guaranteed letter of credit facility, (2) granting any lien to secure indebtedness unless (a) an identical lien is granted to Guarantor and (b) such other lien is at all times equal or subordinate to the priority of the lien granted to Guarantor under (a), and (3) making any equity distributions.

Trigger Events.  Under the Credit Support Agreement, following a Trigger Event, and during its continuation, Guarantor may elect not to enter into any additional Guaranties; declare all or any portion of the outstanding amounts owed by us to Guarantor to be due and payable; direct banks that have provided guaranteed letter of credit facilities to stop all issuances of any additional letters of credit under such facilities; access and inspect our relevant financial records and other documents upon reasonable notice to us; and exercise all other rights it may have under applicable law, provided that at its discretion Guarantor may also rescind such actions.

The following events each constitute a “Trigger Event”:

—

we default with respect to our reimbursement obligations to Guarantor described above or any other payment obligation under the Credit Support Agreement that is 30 days overdue for which Guarantor has demanded payment in writing;

—

any representation or warranty made by us in the Credit Support Agreement is false, incorrect, incomplete or misleading in any material respect when made and has not been cured within 15 days after notice thereof by Guarantor;

—	we fail, and continue to fail for 15 days, to observe or perform any material covenant, obligation, condition or agreement in the Credit Support Agreement;

—

we default in the observance or performance of any agreement, term or condition contained in a guaranteed letter of credit facility that would constitute an event of default or similar event thereunder (other than an obligation to pay any amount, the payment of which is guaranteed by Guarantor), up to or beyond any grace period provided in such facility, unless waived by the applicable bank and Guarantor;

—

we or any of our subsidiaries defaults in the observance or performance of any agreement, term or condition contained in any bond, debenture, note or other indebtedness such that the holders of such indebtedness may accelerate the payment of $25 million or more of such indebtedness; and

—	certain bankruptcy or insolvency events.

Termination.  The Credit Support Agreement will terminate after the later of the payment in full of all obligations thereunder and the termination or expiration of each Guaranty provided thereunder following the fifth anniversary of the CSA Effective Date.

Affiliation Agreement

In connection with the Tender Offer, we and Total entered into an affiliation agreement (the “Affiliation Agreement”). The Affiliation Agreement was amended on June 7, 2011, December 12, 2011 and February 28, 2012. The Affiliation Agreement governs the relationship following the closing of the Tender Offer between SunPower, on the one hand, and Total S.A., Total, any other affiliate of Total S.A. and any member of a group of persons formed for the purpose of acquiring, holding, voting, disposing of or beneficially owning our voting stock of which Total S.A. or any of its affiliates is a member (the “Total Group”), on the other hand.

Standstill.  Following the closing of the Tender Offer and during the Standstill Period (as defined below), Total, Total S.A., and the Total Group may not:

—

effect or seek, or announce any intention to effect or seek, any transaction that would result in the Total Group beneficially owning shares in excess of the Applicable Standstill Limit (as defined below), or take any action that would require us to make a public announcement regarding the foregoing;

—

request that (i) we, (ii) our Board members that are independent directors and not appointed to the Board by Total (the “Disinterested Directors”), or (iii) our officers or employees, amend or waive any of the standstill restrictions applicable to the Total Group; or

—	enter into any discussions with any third party regarding any of the foregoing.

In addition, no member of the Total Group may, among other things, solicit proxies relating to the election of directors to the Board without the prior approval of the Disinterested Directors.

However, the Total Group is permitted to undertake any of the following actions:

—

until June 21, 2013, and following the written invitation from the Disinterested Directors, either (i) make and consummate a tender offer to acquire 100% of the outstanding voting power of the Company (a “Total Tender Offer”) that is approved and recommended by the Disinterested Directors, or (ii) propose and effect a merger providing for the acquisition of 100% of the outstanding voting power of the Company (a “Total Merger”) that is approved and recommended by the Disinterested Directors;

—

from June 22, 2013 until December 31, 2014, either (i) make and consummate a Total Tender Offer that is approved and recommended by the Disinterested Directors or (ii) propose and effect a Total Merger that is approved and recommended by the Disinterested Directors; and

—

during the period commencing on January 1, 2015 and at any time thereafter, either (i) make and consummate a Total Tender Offer or (ii) propose and effect a Total Merger so long as, in each case, Total complies with certain advance notice and prior negotiation obligations, including providing written notice to us at least 120 days prior to commencing or proposing such Total Tender Offer or Total Merger and making its designees reasonably available for the purpose of negotiation with the Disinterested Directors concerning such Total Tender Offer or Total Merger.

The “Standstill Period” is the period beginning on the date of the Affiliation Agreement and ending on the earlier to occur of:

—	a change of control of the Company;

—	the first time that the Total Group beneficially owns less than 15% of outstanding voting power of the Company;

—

prior to Total, together with any controlled subsidiary of Total S.A., owning 50% or less of the outstanding voting power of the Company or 40% or less of the outstanding voting power of the Company when at least

$100 million in Guaranties are outstanding under the Credit Support Agreement, we or our Board taking or failing to take certain of the actions described below under “— Events Requiring Stockholder Approval by Total” or failing to comply with certain of the covenants described below under “— Covenants of Total and SunPower”;

—

upon the first time that Total, together with any controlled subsidiary of Total S.A. owns 50% or less of the outstanding voting power of the Company or 40% or less of the outstanding voting power of the Company when at least $100 million in Guarantees are outstanding under the Credit Support Agreement, a tender offer for at least 50% of the outstanding voting power of the Company is commenced by a third party; and

—	the termination of the Affiliation Agreement.

The “Applicable Standstill Limit” is the applicable percentage of the lower of (i) the then outstanding shares of our common stock or (ii) the then outstanding voting power of the Company equal to:

—	63% during the period commencing with the closing of the Tender Offer and ending on June 21, 2013;

—	66- 2/3% during the period commencing on June 22, 2013 and ending on December 31, 2014; and

—	70% during the period commencing on January 1, 2015 and continuing thereafter until the termination of the Affiliation Agreement.

During the Standstill Period, the Total Group will not be in breach of its standstill obligations described above if any member of the Total Group holds beneficial ownership of shares of our common stock in excess of the Applicable Standstill Limit solely as a result of:

—	recapitalizations, repurchases or other actions taken by us or our controlled subsidiaries that have the effect of reducing the number of shares of our common stock then outstanding;

—	the issuance of shares of our common stock to Total in connection with the acquisition of Tenesol SA;

—	the rights specified in any “poison pill” share purchase rights plan having separated from the shares of our common stock and a member of the Total Group having exercised such rights; or

—

the issuance of voting securities to Total, including from the conversion into voting securities of convertible securities, in connection with the Compensation and Funding Agreement or the Liquidity Support Agreement (each as described below).

Transfer of Control.  If any member or members of the Total Group seek to transfer, in one or a series of transactions, either (i) 40% or more of the outstanding shares of our common stock or (ii) 40% or more of the outstanding voting power of the Company to a single person or group, then such transfer must be conditioned on, and may not be effected, unless the transferee either:

—

makes a tender offer to acquire 100% of the voting power of the Company, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group; or

—

proposes a merger providing for the acquisition of 100% of the voting power of the Company, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group.

Total’s Rights to Maintain.  The Total Group has the following rights to maintain its ownership in us until (i) the first time that the Total Group owns less than 40% of the outstanding voting power of the Company, or (ii) until the first time that Total transfers shares of our common stock to a person other than Total S.A. or a controlled subsidiary of Total S.A. and as a result of such transfer Total S.A. and its subsidiaries own less than 50% of the outstanding voting power of the Company.

If we propose to issue new securities primarily for cash in a financing transaction, then Total has the right to purchase a portion of such new securities equal to its percentage ownership in us. Total can also elect to purchase our securities in open market transactions or through privately-negotiated transactions in an amount equal to its percentage ownership in connection with such issuance of new securities. If we propose to issue new securities in consideration for our purchase of a business or asset of a business, then Total has the right to purchase additional securities in the open market or through privately-negotiated transactions equal to its percentage ownership in us. Total has similar rights in the event that we issue or propose to issue (including pursuant to our equity plans or as the result of the conversion of our convertible securities) securities that, together with all other issuances of securities by us since the end of the preceding fiscal quarter aggregate to more than 1% of our fully diluted equity. Total has a nine month grace period, subject to certain extensions to satisfy regulatory conditions, to acquire securities in the open market or through privately-negotiated transactions in connection with any of the securities issuances described above.

SunPower Board.  The Affiliation Agreement provides that, immediately after the consummation of the Tender Offer, our Board will be expanded to eleven persons, composed of the Chief Executive Officer (who will also serve as the Chairman of the Board), four current members of the board and six directors designated by Total. See Proposal One for more details on our current Board members.

On the first anniversary of the completion of the Tender Offer (i) the Disinterested Directors are obligated to cause one of the Disinterested Directors to resign from the board, (ii) upon the effectiveness of such resignation, Total will promptly cause one of the directors previously designated by it to resign, and (iii) thereafter, the Board will take all action necessary to reduce the number of authorized members of the Board to nine directors (such actions, a “Board Reduction Event”).

So long as Total, together with the controlled subsidiaries of Total S.A., owns at least 10% of the outstanding voting power of the Company, then our Board must use its reasonable best efforts to elect the directors designated by Total as follows:

—

until the first time that Total, together with controlled subsidiaries of Total S.A., own less than 50% of the voting power of the Company, Total will be entitled to designate six nominees to serve on our Board until the Board Reduction Event, and five nominees to serve on our Board thereafter;

—

until the first time that Total, together with controlled subsidiaries of Total S.A., own less than 50% but not less than 40% of the voting power of the Company, Total will be entitled to designate five nominees to serve on our Board until the Board Reduction Event, and four nominees to serve on our Board thereafter;

—

until the first time that Total, together with controlled subsidiaries of Total S.A., own less than 40% but not less than 30% of the voting power of the Company, Total will be entitled to designate four nominees to serve on our Board until the Board Reduction Event, and three nominees to serve on our Board thereafter

—

until the first time that Total, together with controlled subsidiaries of Total S.A., own less than 30% but not less than 20% of the voting power of the Company, Total will be entitled to designate three nominees to serve on our Board until the Board Reduction Event, and two nominees to serve on our Board thereafter; and

—

until the first time that Total, together with controlled subsidiaries of Total S.A., own less than 20% but not less than 10% of the voting power of the Company, Total will be entitled to designate two nominees to serve on our Board until the Board Reduction Event, and one nominee to serve on our Board thereafter.

For as long as they are serving on our Board, the directors designated by the Total Group will be allocated across the three classes that comprise our Board in a manner as equal as practicable.

Subject to the listing standards of the Nasdaq Global Select Market, until the first time that Total, together with any controlled subsidiaries of Total S.A., owns less than 30% of the outstanding voting power of the Company:

—	the Audit Committee will be comprised of three Disinterested Directors;

—	the Compensation Committee and the Nominating and Governance Committee will each be comprised of two Disinterested Directors and two directors designated by the Total Group; and

—	any other standing committee will be comprised of two Disinterested Directors and two directors designated by the Total Group.

Until the first time that Total, together with any controlled subsidiaries of Total S.A., own less than 10% of the outstanding voting power of the Company, a representative of Total will, subject to certain exceptions, be permitted to attend all meetings of our Board or any committee thereof in a non-voting, observer capacity (other than any committee whose sole purpose is to consider a transaction for which there exists an actual conflict of interest between the Total Group, on the one hand, and the Company and any of our affiliates, on the other hand).

Events Requiring Specific Board Approval.  At any time when Total, together with any controlled subsidiaries of Total S.A., owns at least 30% of the outstanding voting power of the Company, neither the Total Group nor the Company (or any of our affiliates) may effect any of the following without first obtaining the approval of a majority of the Disinterested Directors:

—	any amendment to our Certificate of Incorporation or By-laws;

—

any transaction that, in the reasonable judgment of the Disinterested Directors, involves an actual conflict of interest between the Total Group, on the one hand, and the Company and any of our affiliates, on the other hand;

—	the adoption of any shareholder rights plan or the amendment or failure to renew our existing shareholder rights plan;

—

except as provided above, the commencement of any tender offer or exchange offer by the Total Group for shares of our common stock or securities convertible into shares of our common stock, or the approval of a merger of SunPower or any company that we control with a member of the Total Group;

—	any voluntary dissolution or liquidation of the Company or any company that we control;

—

any voluntary bankruptcy filing by the Company or any company that we control or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of the Company or any company that we control;

—	any delegation of all or a portion of the authority of our Board to any committee thereof;

—	any amendment, modification or waiver of any provision of the Affiliation Agreement;

—	any modification of, or action with respect to, director’s and officer’s insurance coverage; or

—	any reduction in the compensation of the Disinterested Directors.

Events Requiring Supermajority Board Approval.  At any time when Total, together with any controlled subsidiaries of Total, own at least 30% of the outstanding voting power of the Company, neither the Total Group nor the Company (or any of our affiliates) may, without first obtaining the approval of two-thirds of the directors of the Company (including at least one Disinterested Director), effect any approval or adoption of our annual operating plan or budget that has the effect of reducing the planned letter of credit utilization in any given year by more than 10% below the applicable maximum letter of credit amount in the Credit Support Agreement.

Events Requiring Stockholder Approval by Total.  Until the first time that Total, together with any controlled subsidiaries of Total, owns 50% or less of the outstanding voting power of the Company or 40% or less of the outstanding voting power of the Company (a) when at least $100 million in Guarantees are outstanding pursuant to the Credit Support Agreement or (b) for so long as the Liquidity Support Agreement (as described below) remains in effect and, thereafter, for so long as (1) any loans by Total S.A. to the Company remain outstanding, (2) any guarantees by Total S.A. of any of our indebtedness remain outstanding, or (3) any other continuing obligation of Total S.A. to or for the benefit of SunPower remain outstanding (“Total Stockholder Approval Period”), neither the Company (including any of our controlled subsidiaries) nor the Board may effect any of the following without first obtaining the approval of Total:

—	any amendment to our Certificate of Incorporation or By-laws;

—

any transaction pursuant to which the Company or any company that we control acquires or otherwise obtains the ownership or exclusive use of any business, property or assets of a third party if as of the date of the consummation of such transaction the aggregate net present value of the consideration paid or to be paid exceeds the lower of (i) 15% of our then-consolidated total assets or (ii) 15% of our market capitalization;

—

any transaction pursuant to which a third party obtains ownership or exclusive use of any business, property or assets of the Company or any company that we control if as of the date of the consummation of such transaction the aggregate net present value of the consideration received or to be received exceeds the lower of (i) 10% of our then-consolidated total assets or (ii) 10% of our market capitalization;

—	the adoption of any shareholder rights plan or certain changes to our existing shareholder rights plan;

—

except for the incurrence of certain permitted indebtedness, the incurrence of additional indebtedness in excess of the difference, if any, of 3.5 times our LTM EBITDA (as defined in the Affiliation Agreement) less our Outstanding Gross Debt (as defined in the Affiliation Agreement);

—	subject to certain exceptions, any voluntary dissolution or liquidation of the Company or any company that we control;

—

any voluntary bankruptcy filing by the Company or any company that we control or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of the Company or any company that we control; or

—	any repurchase of our common stock.

Certain Matters Related to SunPower’s Shareholder Rights Plan.  Until the Total Group beneficially owns less than 15% of the outstanding voting power of the Company, neither the Company nor our Board is permitted to adopt any shareholder rights plan or make certain changes to our existing shareholder rights plan without the approval of Total.

Covenants of Total and SunPower.  In order to effect the transactions contemplated by the Affiliation Agreement, each of Total and the Company have committed to taking certain actions. With respect to the Company, such actions include:

—	amending our By-laws to provide that the Total Group may call a special meeting of stockholders in certain circumstances;

—

taking certain actions to exculpate Total S.A., Total, any controlled subsidiary of Total S.A. and those of our directors designated by Total from corporate opportunities, to the fullest extent permitted by applicable law;

—	taking certain actions to render Delaware’s business combination statute inapplicable to the Total Group and certain future transferees of the Total Group;

—	making certain amendments to our shareholder rights plan, including excluding the Total Group from the definition of “Acquiring Person” under such plan;

—	renewing our existing shareholder rights plan so long as the Total Group beneficially owns at least 15% of our outstanding voting power; and

—	providing Total with certain financial information of the Company from time to time.

Termination.  The Affiliation Agreement generally terminates upon the earlier to occur of (i) the Total Group owning less than 10% of the outstanding voting power of the Company or (ii) the Total Group owning 100% of the outstanding voting power of the Company.

Reimbursement.  We have a reimbursement arrangement with Total pursuant to the Affiliation Agreement, under which Total shall reimburse certain costs that we incur for our acceleration of the accounting close process and implementation of International Financial Reporting Standards. This arrangement facilitates our implementation of accounting and reporting systems in order to timely report monthly financial results to Total pursuant to the Affiliation Agreement. In fiscal 2011, we received $0.8 million from Total under this arrangement and had a receivable balance of $1.2 million as of January 1, 2012. We anticipate receiving at least $4.4 million in fiscal 2012 from Total under this reimbursement arrangement.

Affiliation Agreement Guaranty

Total S.A. has entered into a guaranty (the “Affiliation Agreement Guaranty”) in connection with the Tender Offer and entry into the Affiliation Agreement, pursuant to which Total S.A. unconditionally guarantees the full and prompt payment of Total S.A.’s, Total’s and each Total S.A. controlled company’s payment obligations under the Affiliation Agreement and the full and prompt performance of their respective representations, warranties, covenants, duties and agreements contained in the Affiliation Agreement.

Research & Collaboration Agreement

In connection with the Tender Offer, we and Total entered into a Research & Collaboration Agreement (the “R&D Agreement”) that establishes a framework under which the parties may engage in long-term research and development collaboration (the “R&D Collaboration”). The R&D Collaboration is expected to encompass a number of different projects (“R&D Projects”), with a focus on advancing technology in the area of photovoltaics. The primary purpose of the R&D Collaboration is to: (i) maintain and expand our technology position in the crystalline silicon domain; (ii) ensure our industrial competitiveness; and (iii) guarantee a sustainable position for both SunPower and Total to be best-in-class industry players.

The R&D Agreement contemplates a joint committee (the “R&D Strategic Committee”) that identifies, plans and manages the R&D Collaboration. Due to the impracticability of anticipating and establishing all of the legal and business terms that will be applicable to the R&D Collaboration or to each R&D Project, the R&D Agreement sets forth broad principles applicable to the parties’ potential R&D Collaboration, and the R&D Collaboration Committee establishes the particular terms governing each particular R&D Project consistent with the terms set forth in the R&D Agreement. In 2011, Total provided testing services on several small projects. In 2012, Total is expected to contribute $10.7 million of resources to joint R&D Projects.

Registration Rights Agreement

In connection with the Tender Offer, we and Total entered into a customary registration rights agreement (the “Registration Rights Agreement”) related to Total’s ownership of shares of our common stock. The Registration Rights Agreement provides Total with shelf registration rights, subject to certain customary exceptions, and up to two demand registration rights in any 12-month period, also subject to certain customary exceptions. Total also has certain rights to participate in any registrations of securities that we initiate. We will generally pay all costs and expenses we incur and that Total incurs in connection with any shelf or demand registration (other than selling expenses incurred by Total). We and Total have also agreed to certain indemnification rights under the agreement. The Registration Rights Agreement terminates on the first date on which: (i) the shares held by Total constitute less than 5% of our then-outstanding common stock; (ii) all SunPower securities held by Total may be immediately resold pursuant to Rule 144 promulgated under the Exchange Act during any 90-day period without any volume limitation or other restriction; or (iii) we cease to be subject to the reporting requirements of the Exchange Act.

Stockholder Rights Plan

On April 28, 2011, prior to the execution of the Tender Offer Agreement, we entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated August 12, 2008, by and between us and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in order to, among other things, render the rights therein inapplicable to each of: (i) the approval, execution or delivery of the Tender Offer Agreement; (ii) the commencement or consummation of the Tender Offer; (iii) the consummation of the other transactions contemplated by the Tender Offer Agreement and the related agreements; and (iv) the public or other announcement of any of the foregoing.

On June 14, 2011, we entered into a second amendment to the Rights Agreement (the “Second Rights Agreement Amendment”), in order to, among other things, exempt Total, Total S.A. and certain of their affiliates and certain members of a group of which they may become members from the definition of “Acquiring Person” thereunder, such that the rights issuable pursuant to the Rights Agreement will not become issuable in connection with the completion of the Tender Offer.

By-laws Amendment

On June 14, 2011, our board approved the amendment of our By-laws as required under the Affiliation Agreement. The amendments: (i) allow any member of the Total Group to call a meeting of stockholders for the sole purpose of considering and voting on a proposal to effect a Total Merger or a Transferee Merger (as defined in the Affiliation Agreement); (ii) provide that the number of directors of our Board shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board at any regular or special meeting; and (iii) require, prior to the termination of the Affiliation Agreement, the approval of a majority of our independent directors to amend the By-laws so long as Total, together with Total S.A.’s subsidiaries collectively own at least 30% of our voting securities as well as require, prior to the termination of the Affiliation Agreement, Total’s written consent during the Total Stockholder Approval Period to amend the By-laws.

Tenesol Stock Purchase Agreement

On December 23, 2011, we entered into a Stock Purchase Agreement with Total, under which we agreed to acquire 100% of the equity interests of Tenesol SA (“Tenesol”) from Total for $165.4 million in cash. The Tenesol acquisition was consummated on January 31, 2012. Tenesol is a European-based manufacturer and developer of solar projects with module manufacturing operations in France and South Africa.

Private Placement Agreement

Contemporaneously with the execution of the Tenesol Stock Purchase Agreement, we entered into a Private Placement Agreement with Total, under which Total agreed to purchase, and we agreed to issue and sell 18.6 million shares of our common stock for a purchase price of $8.80 per share. The sale was completed contemporaneously with the closing of the Tenesol acquisition on January 31, 2012.

Master Agreement

On December 23, 2011, we also entered into a Master Agreement with Total, under which we and Total agreed to a framework of transactions related to the Tenesol acquisition and Private Placement Agreement. Additionally, Total has agreed to pursue several negotiations on additional agreements related to directly investing in our R&D program over a multi-year period, the purchase of our modules and the development of a multi-megawatt project using our products.

Liquidity Support Agreement

SunPower Corporation, Systems, a Delaware corporation and an indirect wholly owned subsidiary of the Company (“SunPower Systems”), is providing engineering, procurement and construction (“EPC”) services, as well as solar panels and power plant technology, to the California Valley Solar Ranch (“CVSR”), a 250 MW AC solar power plant that is currently under construction. SunPower Systems is performing this work under an Engineering, Procurement and Construction Agreement, dated as of September 30, 2011 (the “EPC Contract”), between SunPower Systems, and High Plains Ranch II, LLC, a Delaware limited liability company (“HPR II”). HPR II is the CVSR project company sold by the Company to NRG Solar LLC in September 2011. Part of the debt financing necessary for SunPower Systems’ customer, NRG Solar LLC, to pay for the construction of the CVSR project is being provided by the Federal Financing Bank in reliance on a guarantee of repayment provided by the United States Department of Energy (DOE) under a loan guarantee program. In late 2011, the DOE requested that the Company, as the EPC contractor for the CVSR project, provide additional financial assurances to support SunPower System’s obligations under the EPC Contract in connection with the project’s loan guarantee. In response, on February 28, 2012, we and Total S.A. entered into a Liquidity Support Agreement with the DOE, under which Total S.A. agreed to provide us, or cause to be provided, additional liquidity under certain circumstances up to an aggregate amount of $600 million. In connection with the Liquidity Support Agreement, we, Total S.A., and Total entered into a series of related agreements (the “Liquidity Support Transaction Agreements”) to establish the parameters for the terms of the liquidity support to be provided by Total S.A. and Total, including the parameters for the terms of any liquidity injections that may be required to be provided to the Company under the Liquidity Support Agreement.

The Liquidity Support Agreement provides that, subject to the terms and conditions set forth therein, upon a Liquidity Support Event (defined below), Total S.A. will make available, as of the date of the Liquidity Support Agreement, and provide to us from time to time various forms of equity, debt (both convertible and non-convertible), guarantee or other liquidity support (“Liquidity Injections”), as may be required to increase the amount of our unrestricted cash, cash equivalents and unused borrowing capacity, and to ensure our satisfaction of our financial covenants under certain third party indebtedness, up to the maximum aggregate amount of $600 million (the “Liquidity Support Facility”). A “Liquidity Support Event” occurs when (a) our unrestricted cash and cash equivalents shown on our balance sheet plus any unused availability under any committed credit that is available to us (“Reported Liquidity”) is below $100 million in a completed fiscal quarter, or our projected liquidity measured in the same manner for the next fiscal quarter (“Projected Liquidity”) is below $100 million; or (b) at any time during a fiscal quarter, we fail to satisfy any financial covenant under our indebtedness. Upon a Liquidity Support Event, Total S.A. is required to provide to us, and we are required to accept from Total S.A., a Liquidity Injection sufficient to (a) cause our Reported Liquidity and Projected Liquidity to be at least $100 million, or, as applicable, (b) to cure any breach and satisfy the applicable financial covenant in our indebtedness. The terms and conditions of such Liquidity Support Facility are set forth in the Liquidity Support Transaction Agreements, including a Compensation and Funding Agreement, a Revolving Credit and Convertible Loan Agreement, and a Private Placement Agreement, each as described below.

The Liquidity Support Agreement will terminate, all outstanding guarantees issued thereunder will terminate, and all outstanding loans made thereunder will become due, upon the earliest to occur of (i) the final completion date of the CVSR project as defined under the EPC Contract, (ii) the date of December 31, 2015, as may be extended under certain circumstances as described in the EPC Contract, but not beyond December 31, 2016, (iii) the date on which all secured obligations, as defined under that certain Loan Guarantee Agreement, dated as of September 30, 2011, between the DOE and HPR II, have been paid in full and all commitments to extend credit as set forth therein in connection with the CVSR project have been terminated, and (iv) the date on which SunPower Systems terminates the EPC Contract.

Compensation and Funding Agreement

In connection with the Liquidity Support Agreement, on February 28, 2012, we entered into a Compensation and Funding Agreement (the “Compensation and Funding Agreement”) with Total S.A., pursuant to which, among other things, we and Total S.A. established the parameters for the terms of the Liquidity Support Facility and any Liquidity Injections that may be required to be provided by Total S.A. to us pursuant to the Liquidity Support Agreement (the “Liquidity Support Arrangements”). We agreed in the Compensation and Funding Agreement to use commercially reasonable efforts to assist Total S.A. in the performance of its obligations under the Liquidity Support Agreement and to conduct, and to act in good faith in conducting, our affairs in a manner such that Total S.A.’s obligation under the Liquidity Support Agreement to provide Liquidity Injections will not be triggered or, if triggered, will be minimized. We also agreed to use any cash provided under the facility in such a way as to minimize the need for further liquidity support.

Upfront Payment Obligations.  On February 28, 2012, in consideration for Total S.A.’s agreement to enter into the Liquidity Support Agreement and for Total S.A.’s commitments set forth in the Liquidity Support Agreement, we issued to Total a warrant (the “Upfront Warrant”), in the form of Exhibit A to the Compensation and Funding Agreement, that is exercisable to purchase 9,531,677 shares of our common stock at an exercise price of $7.8685 per share, subject to adjustment for customary anti-dilution and other events. The Upfront Warrant is exercisable at any time for seven years after its issuance, provided that, so long as at least $25 million of our existing convertible debt remains outstanding, such exercise will not cause “any person,” including Total S.A., to, directly or indirectly, including through one or more wholly-owned subsidiaries, become the “beneficial owner” (as such terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934, as amended), of more than 74.99% of the voting power of our common stock at such time, because “any person” becoming such “beneficial owner” would trigger the repurchase or conversion of our existing convertible debt. In addition, the Upfront Warrant is not exercisable by Total until a certain period of time has elapsed after we have provided a copy of an Information Statement on Schedule 14C to all stockholders who did not execute a written consent.

Ongoing Payment Obligations. The Compensation and Funding Agreement further provides that, subject to the terms and conditions set forth therein, we will make certain cash payments to Total S.A. within 30 days after the end of each calendar quarter during the term of the Compensation and Funding Agreement as follows:

—	Quarterly payment of a commitment fee in an amount equal to 0.25% of the unused portion of the $600 million Liquidity Support Facility as of the end of such quarter; and

—

Quarterly payment of a guarantee fee in an amount equal to 2.75% per annum of the average amount of our indebtedness that is guaranteed by Total S.A. pursuant to any Guaranty (as defined below) issued in accordance with the terms of the Compensation and Funding Agreement during such quarter.

In addition, any of our payment obligations to Total S.A. under the Compensation and Funding Agreement that are not paid when due shall accrue interest until paid in full at a rate equal to 6-months U.S. LIBOR as in effect from time to time plus 5.00% per annum.

Form of Liquidity Support.  In the event that Total S.A. becomes obligated to provide a Liquidity Injection to us in a Liquidity Support Event pursuant to the Liquidity Support Agreement, the Compensation and Funding Agreement sets forth the form of such Liquidity Injection based on the greatest “Drawn Support Amount” (defined in the Liquidity Support Agreement) that has been outstanding at any time prior to the date of determination (the “Maximum Drawn Support Amount”) at such time, as follows:

(i) To the extent that the Maximum Drawn Support Amount at such time is equal to or less than $60 million, the Liquidity Injection shall be, at Total S.A.’s option, in the form of a revolving, non-convertible debt facility (a “Revolving Loan”) pursuant to the terms of the Revolving Credit and Convertible Loan Agreement, a Total S.A. Guaranty (defined below), or any other form of Liquidity Injection agreed to by us. In addition, at the time of funding of each such Revolving Loan, we will issue to or as directed by Total S.A. a warrant, in the form of Exhibit A to the Compensation and Funding Agreement, that is exercisable for seven years to purchase an amount of our common stock equal to 20% of the amount of such Revolving Loan divided by the volume-weighted average price for our common stock for the 30 trading-day period ending on the trading day immediately preceding the date of calculation (the “30-Day VWAP”) as of the date of funding of such Revolving Loan. Notwithstanding the foregoing, the aggregate exercise price of warrants issued in connection with Revolving Loans may not exceed 20% of the maximum aggregate amount of Revolving Loans that has been outstanding at any time under the Revolving Credit and Convertible Loan Agreement. Interest payable on the Revolving Loan shall be 6-months U.S. LIBOR plus 5% per annum when the Maximum Drawn Support Amount is equal to or less than $60 million, 6-months U.S. LIBOR plus 7% per annum when the Maximum Drawn Support Amount is greater than $60 million but less than or equal to $200 million, and 6-months U.S. LIBOR plus 8% per annum when the Maximum Drawn Support Amount is greater than $200 million.

(ii) To the extent that the Maximum Drawn Support Amount at such time is greater than $60 million but equal to or less than $200 million, Total may, at its sole discretion, convert any Revolving Loan into a convertible debt facility (a “Convertible Loan”), pursuant to the terms of the Revolving Credit and Convertible Loan Agreement, and any future Liquidity Injections will be, at Total S.A.’s option, in the form of a Convertible Loan, a Total S.A. Guaranty (defined below), or any other form of Liquidity Injection agreed to by us. Each Convertible Loan will be convertible into our common stock at a conversion price equal to the amount of debt being converted, divided by the closing price of our common stock on the trading day immediately preceding the conversion date at the option of Total S.A. at any time after (A) the Convertible Loan has not been repaid within 6 months; (B) our debt to EBITDA ratio exceeds 3.5 to 1.0 (or for the 2012 fiscal year, 4.0 to 1.0); or (C) any time the Maximum Drawn Support Amount exceeds $200 million. In addition, at the time of funding of each such Convertible Loan, we will issue to or as directed by Total S.A. a warrant, in the form of Exhibit A to the Compensation and Funding Agreement, that is exercisable for seven years to purchase an amount of our common stock equal to 25% of the amount of such Convertible Loan (if the Maximum Drawn Support Amount at such time is not in excess of $200 million) or 35% of the amount of such Convertible Loan (to the extent that the Maximum Drawn Support Amount at such time is in excess of $200 million), in each case, divided by the 30-Day VWAP as of the date of funding of such Convertible Loan. Notwithstanding the foregoing, the aggregate exercise price of warrants issued in connection with Convertible Loans up to $140 million may not exceed 25% of the maximum aggregate amount of such Convertible Loans that has been outstanding at any time under the Revolving Credit and Convertible Loan Agreement, and the aggregate exercise price of warrants issued in connection with Convertible Loans in excess of $140 million may not exceed 35% of the maximum aggregate amount of such Convertible Loans that has been outstanding at any time under the Revolving Credit and Convertible Loan Agreement. Interest payable on the Convertible Loan shall be 6-months U.S. LIBOR plus 7% per annum for any Convertible Loan outstanding when the Maximum Drawn Support Amount is less than or equal to $200 million, and 6-months U.S. LIBOR plus 8% per annum when the Maximum Drawn Support Amount is greater than $200 million.

(iii) If the Maximum Drawn Support Amount at such time exceeds $200 million, or if our debt to EBITDA ratio exceeds 3.5 to 1.0 (or, for the 2012 fiscal year, 4.0 to 1.0), the Liquidity Injection will be in the form selected by Total S.A., at its complete discretion, as an additional Revolving Loan, an additional Convertible Loan, a purchase of our equity securities, pursuant to the terms of the Private Placement Agreement(as described below), a guarantee by Total S.A. of our indebtedness, pursuant to the form Guaranty set forth as Exhibit B to the Compensation and Funding Agreement (a “Guaranty”), or another form of Liquidity Injection acceptable to the applicable lender. We shall issue to Total S.A. warrants in connection with additional Revolving Loans or Convertible Loans as described above. If such Liquidity Injection is in the form of a purchase of equity securities, then we will issue to or as directed by Total S.A. a warrant, in the form of Exhibit A to the Compensation and Funding Agreement, that is exercisable for seven years to purchase an amount of our common stock equal to 25% of the amount of such Liquidity Injection divided by the 30-Day VWAP as of the date of such Liquidity Injection. Any common stock sold to Total S.A. under the Private Placement Agreement will be priced at a 17% discount from the 30-Day VWAP as of the date such common stock is sold, and may be rounded up, at Total S.A.’s option, from the required amount of such Liquidity Injection to the next integral multiple of $25 million.

No warrants issued shall be exercisable so long as at least $25 million of our existing convertible debt remains outstanding and such exercise will cause “any person,” including Total S.A., to, directly or indirectly, including through one or more wholly-owned subsidiaries, become the “beneficial owner” of more than 74.99% of the voting power of our common stock at such time. Loans made by Total S.A. under the Compensation and Funding Agreement shall be prepayable by us in agreed increments, so long as after giving effect to any such prepayment our Reported Liquidity and Project Liquidity would be at least $125 million.

Notwithstanding the foregoing, if the incurrence of any such debt or issuance of any such warrants or equity securities would trigger a default under the terms of any of our existing debt agreements in an amount greater than $10 million, Total S.A. will have the option, in its reasonable discretion, to provide a Liquidity Injection in an alternative form so as not to cause us to be in breach or default of any of our debt agreements. Notwithstanding the limitations on the form of Liquidity Injections described above, in connection with an actual or potential breach by us of our covenants under our Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank (the “Credit Agricole Facility Agreement”), Total S.A. may make Liquidity Injections in the form of equity purchases sufficient to provide us with an “equity cure” under the Credit Agricole Facility Agreement, plus up to an additional $25 million of equity purchases. In addition to the provision of any “equity cure,” Total S.A. may also in such event elect to lend money to us, in the form of Revolving Loans or Convertible Loans as described above, in order to repay amounts owing under the Credit Agricole Facility Agreement. Notwithstanding the interest rates described above, any such debt would bear interest at a rate of LIBOR plus 4.25% per annum until September 27, 2013, and would thereafter bear interest at the rates described above, depending on the Maximum Drawn Support Amount.

If Total S.A. is required to make any payment to a lender under a Guaranty, and if we do not repay such payment to Total S.A. within 30 days, the amount of such payment, plus interest, shall be convertible, at Total S.A.’s option, into a Revolving Loan, a Convertible Loan or a purchase of equity pursuant to the Private Placement Agreement, in each case upon notice from Total S.A. to us and in each case with warrant coverage as described above.

Termination.  The Compensation and Funding Agreement will remain in effect as long as (i) any obligations of the Company remain outstanding under the Revolving Credit and Convertible Loan Agreement or the Private Placement Agreement, (ii) any obligations of Total S.A. remain outstanding under any Guaranty, or (iii) Total S.A. has any obligation to provide Liquidity Injections pursuant to the Liquidity Support Agreement.

Revolving Credit and Convertible Loan Agreement

In connection with the Liquidity Support Agreement, on February 28, 2012, we and Total entered into a Revolving Credit and Convertible Loan Agreement which establishes the terms and conditions for any Revolving Loans or Convertible Loans that may be provided to us pursuant to the Compensation and Funding Agreement described above. All Revolving Loans and Convertible Loans shall accrue interest as described above. All Revolving Loans shall be in an initial principal amount that is an integral multiple of $1 million and not less than $5 million, or the amount remaining available under the $600 million Liquidity Support Facility. All Convertible Loans shall be in an initial principal amount that is an integral multiple of $1 million and not less than $10 million, or the amount remaining available under the $600 million Liquidity Support Facility. All Revolving Loans or Convertible Loans must rank pari passu with our existing senior indebtedness, and secured to the fullest extent permitted by the Company’s debt agreements. Total may demand prepayment of any Revolving Loans and/or Convertible Loans, provided that after such prepayment, we would maintain our Reported Liquidity of at least $150 million and would not be in default of any financial covenant under our indebtedness; after the expiration of the Compensation and Funding Agreement, Total may demand prepayment without regard to these conditions.

Private Placement Agreement

In connection with the Liquidity Support Agreement, on February 28, 2012, we and Total entered into a Private Placement Agreement, pursuant to which we will issue and sell to Total, and Total will purchase from us, our common stock or warrants to purchase our common stock with respect to each Liquidity Injection as specified by the terms of the Compensation and Funding Agreement. The number of warrant shares and exercise price will be calculated in accordance with the Compensation and Funding Agreement, and any common stock sold under the Private Placement Agreement will be priced at a 17% discount from the 30-Day VWAP as of the date such common stock is sold.

The Tender Offer Agreement, Tender Offer Agreement Guaranty, Credit Support Agreement, Affiliation Agreement, Affiliation Agreement Guaranty, Research and Collaboration Agreement, Registration Rights Agreement, Rights Agreement Amendment, Second Rights Agreement Amendment and By-laws, and amendments thereto, are attached to, and more fully described in, our Form 8-Ks as filed with the SEC on May 2, 2011, June 7, 2011, June 15, 2011 and December 23, 2011, and our Solicitation/Recommendation Statement on Form 14D-9 filed with the SEC on May 3, 2011. The Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are attached to, and more fully described in, our Form 8-K filed with the SEC on December 23, 2011 and Information Statement on Schedule 14C filed with the SEC on January 3, 2012. The Liquidity Support Agreement, the Compensation and Funding Agreement, the Upfront Warrant, the Revolving Credit and Convertible Loan Agreement, and the Private Placement Agreement are attached to, and more fully described in, our Form 10-K as filed with the SEC on February 29, 2012 and our Information Statement on Schedule 14C filed with the SEC on March 22, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

—	our accounting and financial reporting processes and the audit of our financial statements;

—	the integrity of our financial statements;

—	our internal controls;

—	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;

—	the independent registered public accounting firm’s appointment, qualifications and independence; and

—	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 1, 2012 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors.

Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles, and on the effectiveness of our internal control over financial reporting.

The Audit Committee reports as follows:

(1) The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2011 with our management.

(2) The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3) The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with PricewaterhouseCoopers LLP its independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its Chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its Chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to our Board of Directors, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, as filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chair
Thomas R. McDaniel
Pat Wood III March 7, 2012

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2011.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
W. Steve Albrecht	80,051	269,949	350,000
Betsy S. Atkins	100,051	269,949	370,000
Uwe-Ernst Bufe(4)	27,534	109,966	137,500
Arnaud Chaperon	0	0	0
Bernard Clement	0	0	0
Denis Giorno	0	0	0
Jean-Marc Otero del Val	0	0	0
Thomas R. McDaniel	77,554	259,947	337,501
T.J. Rodgers(5)	11	174,989	175,000
Jérôme Schmitt	0	0	0
Reinhard Schneider(6)	0	0	0
Humbert de Wendel	0	0	0
Pat Wood III	80,051	269,949	350,000

(1)	The amounts reported in this column represent the aggregate cash retainers and payments for fractional shares received by the non-employee directors for 2011, but do not include amounts reimbursed to the non-employee directors for expenses incurred in attending Board and committee meetings. The amount set forth in this column for Mr. Rodgers reflects payments in respect of fractional shares. He received no cash retainers or other payments in respect of his service as a director.

(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) ASC Topic 718 for restricted stock units granted to our non-employee directors in 2011, as further described below. Each non-employee director received the following grants of restricted stock units on the following dates with the following grant date fair values (please note that some amounts reported may not add up exactly due to rounding on an award-by-award basis):

Non-Employee Director	Grant Date	Restricted Stock Units (#)	Grant Date Fair Value ($)
W. Steve Albrecht	02/11/11 05/11/11 08/11/11 11/11/11	3,740 2,808 4,719 9,157	59,990 59,979 74,985 74,996
Betsy Atkins	02/11/11 05/11/11 08/11/11 11/11/11	3,740 2,808 4,719 9,157	59,990 59,979 74,985 74,996
Uwe-Ernst Bufe	02/11/11 05/11/11	3,428 2,574	54,985 54,981
Thomas R. McDaniel	02/11/11 05/11/11 08/11/11 11/11/11	3,428 2,574 4,719 9,157	54,985 54,981 74,985 74,996
T.J. Rodgers	02/11/11 05/11/11	5,455 4,096	87,498 87,491
Pat Wood III	02/11/11 05/11/11 08/11/11 11/11/11	3,740 2,808 4,719 9,157	59,990 59,979 74,985 74,996

(3)	As of January 1, 2012, the following non-employee directors held options for the following number of shares: Mr. Albrecht, 12,000; Ms. Atkins, 7,500; and Mr. Wood, 48,000.

(4)	Mr. Bufe resigned effective June 28, 2011.

(5)	Mr. Rodgers resigned effective May 3, 2011.

(6)	Mr. Schneider resigned effective December 21, 2011.

2011 Director Compensation Program

We paid each of our non-employee directors as follows in the first two fiscal quarters of 2011:

—	an annual fee of $275,000 ($68,750 quarterly) for service on our Board (other than as Chairman of the Board);

—	an additional annual fee of $25,000 ($6,250 quarterly) for service as the chair of a Board committee (other than the Chairman of the Board);

—	an annual fee of $350,000 ($87,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees; and

—	an additional annual fee of $15,000 ($3,750 quarterly) for the lead independent director.

These annual fees were prorated on a quarterly basis for any director that joined the Board during the first two quarters of 2011. The $15,000 additional fee payable to the lead independent director was paid in cash. All of the fees paid to the Chairman of the Board were paid in the form of restricted stock units. The other fees were paid on a quarterly basis, 20% in cash on or about the date of the Board meeting in the second month of each quarter and 80% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day was not a trading day). The restricted stock units were settled in shares of our common stock within seven days of the date of grant.

Mr. Rodgers did not receive any cash compensation for his services on our Board (except for a minimal payment for fractional shares). We also reimbursed our non-employee directors for their travel expenses for attending our Board and committee meetings.

On June 15, 2011, our Board amended its independent director compensation policy, effective beginning the third fiscal quarter of 2011. Under the amended policy, each of our independent directors is compensated as follows:

—	an annual fee of $400,000 ($100,000 quarterly) for service on our Board and on Board committees (other than as Chairman of the Board);

—	an annual fee of $450,000 ($112,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees; and

—	an additional annual fee of $25,000 ($6,250 quarterly) for the lead independent director.

These annual fees are prorated on a quarterly basis for any director that joins the Board during the year. The $25,000 additional fee payable to the lead independent director is paid in cash. All of the fees payable to the Chairman of the Board are paid in the form of restricted stock units. The other fees are paid on a quarterly basis, 25% in cash on or about the date of the Board meeting and 75% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day is not a trading day). The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Werner, who is our President and Chief Executive Officer and our Chairman of the Board, and each of our six Total nominated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to again vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” beginning on page 39 and “Executive Compensation” beginning on page 50 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

2011 SunPower Performance.  We delivered strong financial and operational results for fiscal year 2011 despite the challenges the global economy and credit markets experienced during that period:

—	We grew revenues in 2011 to $2.3 billion.

—	We sold our 250 megawatt California Valley Solar Ranch project to NRG Solar LLC and began construction of the project in the third quarter of 2011.

—

We signed three power purchase agreements (“PPA”) with Southern California Edison totaling 711 megawatts, and received approval and conditional use permits from the California Public Utilities Commission for the projects.

—	We broke ground on 13.8 megawatts DC Naval Air Weapons Station China Lake — the largest solar project in Navy history and first 20 year PPA with a Federal agency.

—	We grew our global dealer base by more than 20% in 2011 and launched our first mass market residential lease offering with our U.S. dealers — more than 2,500 leases signed by 2011 year-end.

—	We began production of our 24% conversion efficiency solar cell as well as the industry’s first 20% efficient solar panel, and launched a new C7 concentrator tracking system for power plants.

—	We met our 2011 manufacturing cost per watt targets, while producing 922 megawatts of solar cells in 2011, compared to 584 megawatts in 2010.

—	We completed the tender offer by Total Gas & Power USA, SAS for 60% of our outstanding former class A common stock and class B common stock.

2011 Compensation Features.  Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the objective of increasing stockholder value. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Among the program features incorporated by the Compensation Committee in fiscal year 2011 to implement the executive compensation philosophy stated above are the following:

—

Revenue, adjusted profit before tax, and corporate milestone performance targets determined the actual payouts under our performance-based cash bonus programs (specifically, the 2011 Annual Bonus Program and the 2011 Quarterly Bonus Program) for our named executive officers.

—

Long-term incentives in the form of time- and performance-based restricted stock units make up a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over three years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets and also vest over a three-year period.

—	Earning performance-based restricted stock units depends on the achievement of revenue and adjusted profit before tax performance targets.

—

Individual performance was additionally measured each quarter based on each named executive officer’s achievement of his personal Key Initiatives, which support our corporate, strategic and operational milestones. An individual’s personal Key Initiative score would result in no award being payable under the 2011 Quarterly Bonus Program even if we achieved our corporate targets if the personal Key Initiative score was determined to be zero.

—

We made no increases in base salaries for our named executive officers, except for Mr. Werner, whose base salary we increased from the 25th percentile to be closer to the 50th percentile. Mr. Werner’s salary, however, still remains below the 50th percentile.

—

We did not pay any tax gross-ups in 2011, and our change of control severance agreements do not entitle our named executive officers to payment without termination of employment following a change of control.

Our financial and operational performance described above was the key factor in the compensation decisions and outcomes for fiscal year 2011, as further described in “Compensation Discussion and Analysis” and “Executive Compensation.” One of the core tenets of our executive compensation philosophy is our emphasis on performance pay. As highlighted in the Compensation Components chart in “Compensation Discussion and Analysis,” in fiscal 2011 a large portion of our named executive officers’ target compensation (90% for our Chief Executive Officer and averaging 80% for our other named executive officers) was delivered in the form of annual and quarterly bonus programs, as well as long-term equity incentives, including retention equity awards. The Company did not meet all of its threshold performance measures in 2011, and therefore payments were lower than target. This result reflects the performance-driven design of our executive compensation programs and is wholly consistent with our executive compensation philosophy.

The Compensation Committee believes that our executive compensation programs, executive officer pay levels and individual pay actions approved for our executive officers, including our named executive officers, are directly aligned with our executive compensation philosophy and fully support its goals. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that, on an advisory basis, the compensation of SunPower’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in SunPower’s proxy statement for the Annual Meeting, is hereby APPROVED.”

Vote Required

The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy and entitled to vote at the Annual Meeting. “Broker non-votes” and abstentions will not count as votes in favor of the advisory vote on executive compensation and abstentions, but not “broker non-votes,” will have the effect of votes against this proposal.

Although the say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board, our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.

Next Advisory Vote on Named Executive Officers’ Compensation

In a non-binding advisory vote at our 2011 Annual Meeting, our stockholders recommended that a non-binding advisory vote to approve the compensation of SunPower’s named executive officers be presented to stockholders for their consideration every year. In light of the result of this vote, our Board determined to implement a non-binding advisory stockholder vote on named executive officers’ compensation once every year. Therefore, the next non-binding advisory stockholder vote on named executive officers’ compensation will occur at the 2013 annual stockholders meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

EXECUTIVE OFFICERS

Certain information, as of March 23, 2012, regarding each of our executive officers is set forth below.

Name	Age	Position
Thomas H. Werner	52	President, Chief Executive Officer and Chairman of the Board
Charles D. Boynton	44	Executive Vice President and Chief Financial Officer
Howard J. Wenger	52	President, Regions
Marty T. Neese	49	Chief Operating Officer
Christopher S. Jaap	38	Acting General Counsel and Assistant Secretary
Douglas J. Richards	53	Executive Vice President, Administration
Eric Branderiz	47	Vice President, Corporate Controller and Principal Accounting Officer

Mr. Thomas H. Werner has served as our President and Chief Executive Officer since May 2010, a member of our Board since June 2003, and Chairman of the Board of Directors since May 2011. From June 2003 to April 2010, Mr. Werner served as our Chief Executive Officer. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Networks, and the Silicon Valley Leadership Group. Mr. Werner is on the Board of Trustees of Marquette University. Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Charles D. Boynton has served as our Executive Vice President and Chief Financial Officer since March 2012. In March 2012, Mr. Boynton also served as our Acting Chief Financial Officer. From June 2010 to March 2012, he served as our Vice President, Finance and Corporate Development, where he drove strategic investments, joint ventures, mergers and acquisitions, field finance and finance, planning and analysis. Prior to joining SunPower in June 2010, Mr. Boynton was the Chief Financial Officer for ServiceSource, LLC from April 2008 to June 2010. From March 2004 to April 2008 he served as the Chief Financial Officer at Intelliden. Earlier in his career, Mr. Boynton held key financial positions at Commerce One, Inc., Kraft Foods, Inc. and Grant Thornton, LLP. He is a member of the board of trustees of the San Jose Technology Museum of Innovation. Mr. Boynton was a certified public accountant, State of Illinois, and a Member FEI, Silicon Valley Chapter.

Mr. Howard J. Wenger has served as our President, Regions since November 2011. From January 2010 to October 2011, Mr. Wenger served as President, Utilities and Power Plants. From August 2008 to January 2010, Mr. Wenger served as President, Global Business Units, and led all of our business units since January 2007 as an executive officer of the Company. From 2003 to 2007, Mr. Wenger served as Executive Vice President and a member of the board of directors of PowerLight Corporation, a solar system integration company that we acquired in January 2007 and subsequently renamed SunPower Corporation, Systems. From 2000 to 2003, Mr. Wenger was Vice President, North American Business of AstroPower Inc., a solar power manufacturer and system provider, and from 1998 to 2000 he was the Director, Grid-Connected Business. From 1993 to 1998, Mr. Wenger co-founded and managed Pacific Energy Group, a solar power consulting firm and, from 1989 to 1993, Mr. Wenger worked for the Pacific Gas & Electric Company, a utility company in northern California, in both research and strategic planning of solar and distributed generation assets.

Mr. Marty T. Neese has served as our Chief Operating Officer since June 2008. From October 2007 to June 2008, Mr. Neese served as Executive Vice President, Worldwide Operations of Flextronics International Ltd., a manufacturing services company. From September 2004 to October 2007, Mr. Neese served in a variety of senior management positions at Solectron Corporation, a manufacturing services company, most recently as its Executive Vice President, Worldwide Operations. From September 2000 to September 2004, Mr. Neese served in various management roles, most recently as Vice President, Program Management and Sales Operations of Sanmina-SCI, an EMS provider of end-to-end manufacturing solutions.

Mr. Christopher S. Jaap has served as our Acting General Counsel and Assistant Secretary since November 2011. From 2007 to November 2011, Mr. Jaap served as our Associate General Counsel and Assistant Secretary. From 2004 to 2007, Mr. Jaap served in roles with increasing responsibility, and most recently as Corporate Counsel at Calpine Corporation, a publicly traded independent power producer. From 2000 to 2004, Mr. Jaap practiced as a corporate attorney for Latham &

Watkins LLP, a global law firm. Mr. Jaap served as a law clerk for the U.S. Bankruptcy Court in the Northern District of California from 1998 to 2000. He also serves as a member of the Board of Trustees for Fort Mason Center, a non-profit organization.

Mr. Douglas J. Richards has served as our Executive Vice President, Administration since November 2011. From April 2010 to October 2011, Mr. Richards served as our Executive Vice President, Human Resources and Corporate Services. From September 2007 to March 2010, Mr. Richards served as our Vice President, Human Resources and Corporate Services. From 2006 to 2007, Mr. Richards was Vice President of Human Resources and Administration for SelectBuild, a construction services company and a wholly-owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was Senior Vice President of Human Resources and Administration for BlueArc, a provider of high performance unified network storage systems to enterprise markets. Prior to BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and 5 years at Apple Computer, Inc. in various management positions.

Mr. Eric Branderiz has served as our Vice President, Corporate Controller and Principal Accounting Officer since September 2011 responsible for all financial accounting, financial reporting, accounting shared services, regional controllership and global business finance manufacturing operations. From June 2010 to August 2011, Mr. Branderiz served as our Vice President and Corporate Controller. Mr. Branderiz was the Vice President, Corporate Controller, Treasurer, and Head of Subsidy Business Operations for the Knowledge Learning Corporation (KLC) from May 2009 to May 2010, where he was responsible of all accounting, external reporting, internal controls, and head of subsidy operations, and corporate treasury. Prior to KLC, he served in various positions at Spansion, Inc. from June 2003 to April 2009, including as the Corporate Vice President, Corporate Finance & Corporate Controller responsible for the company’s financial accounting, external financial reporting, global manufacturing cost accounting, worldwide sales and marketing finance, global shared accounting services and analysis, corporate treasury and corporate tax. Before Spansion’s initial public offering, Mr. Branderiz served in several concurrent capacities as Corporate Controller, Head of Corporate Financial Planning & Analysis, Head of Regional Sales & Marketing Finance, and Internal Controls. Prior to Spansion, Mr. Branderiz held various positions at Advanced Micro Devices, Inc., including American Controller, Ernst & Young, LLP, and the Provincial Branch of Consumer & Corporate Affairs and Treasury Departments in Canada. He is a licensed Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to our named executive officers during the fiscal year ended January 1, 2012. These executive officers consisted of our Chief Executive Officer, our former Chief Financial Officer, the next three most highly compensated executive officers serving as of January 1, 2012, and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year 2011. We refer to these six executive officers, whose names and titles are included in the following table, collectively as our named executive officers:

Name	Title
Thomas H. Werner	President and Chief Executive Officer
Howard J. Wenger	President, Regions
Marty T. Neese	Chief Operating Officer
Douglas R. Richards	Executive Vice President, Administration
Dennis V. Arriola	Former Executive Vice President and Chief Financial Officer
James S. Pape	Former President, Residential & Commercial

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the ultimate objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers will vary based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance (see the “2011 Compensation Components” chart below).

We delivered strong financial and operational results for fiscal year 2011 despite the challenges the global economy and credit markets experienced during that period:

—	We grew revenues in 2011 to $2.3 billion.

—	We sold our 250 megawatt California Valley Solar Ranch project to NRG Solar LLC and began construction of the project in the third quarter of 2011.

—

We signed three power purchase agreements (“PPA”) with Southern California Edison totaling 711 megawatts, and received approval and conditional use permits from the California Public Utilities Commission for the projects.

—	We broke ground on 13.8 megawatts DC Naval Air Weapons Station China Lake — the largest solar project in Navy history and first 20 year PPA with a Federal agency.

—	We grew our global dealer base by more than 20% in 2011 and launched our first mass market residential lease offering with our U.S. dealers — more than 2,500 leases signed by 2011 year-end.

—	We began production of our 24% conversion efficiency solar cell as well as the industry’s first 20% efficient solar panel, and launched a new C7 concentrator tracking system for power plants.

—	We met our 2011 manufacturing cost per watt targets, while producing 922 megawatts of solar cells in 2011, compared to 584 megawatts in 2010.

—	We completed the tender offer by Total Gas & Power USA, SAS for 60% of our outstanding former class A common stock and class B common stock.

For fiscal 2011, our financial performance was the key factor in the compensation decisions and outcomes for the fiscal year. In fiscal 2011, the highlights of our executive officer compensation program were as follows:

—

Revenue, adjusted profit before tax, and corporate milestone performance targets determined the actual payouts under our performance-based cash bonus programs (specifically, the 2011 Annual Bonus Program and the 2011 Quarterly Bonus Program) for our named executive officers. Performance with respect to these performance targets did not always reach the threshold and sometimes resulted in no or partial payment of cash bonus awards. Performance thresholds and targets are further described below in “Executive Compensation — Non-Equity Incentive Plan Compensation.”

—

Long-term incentives in the form of time- and performance-based restricted stock units make up a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over three years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets and also vest over a three-year period.

—

Earning performance-based restricted stock units depends on the achievement of revenue and adjusted profit before tax performance targets. Performance with respect to only the revenue performance target exceeded the threshold which resulted in payment of equity awards only with respect to the portion tied to revenue. Performance thresholds and targets are further described below in “Executive Compensation — Equity Incentive Plan Compensation.”

—

Individual performance was additionally measured each quarter based on each named executive officer’s achievement of his personal Key Initiatives, which support our corporate, strategic and operational milestones. An individual’s personal Key Initiative score would result in no award being payable under the 2011 Quarterly Bonus Program even if we achieved our corporate targets if the personal Key Initiative score was determined to be zero. We made payments under the 2011 Quarterly Bonus Program in the last two quarters of fiscal 2011.

—

We made no increases in base salaries for our named executive officers, except for Mr. Werner, whose base salary we increased from the 25th percentile to be closer to the 50th percentile. Mr. Werner’s base salary, however, still remains below the 50th percentile.

—

We did not pay any tax gross-ups in 2011, and our change of control severance agreements do not entitle our named executive officers to payment without termination of employment following a change of control.

In fiscal 2011 a large portion of our named executive officers’ target compensation (90% for our Chief Executive Officer and averaging 80% for our other named executive officers) was delivered in the form of annual and quarterly bonus programs, as well as long-term equity incentives, including retention equity awards. As a result of the challenging market environment and our financial and operational performance in fiscal 2011, however, we did not always meet the thresholds for our performance-based cash bonus programs, and our named executive officers earned only a portion of their performance-based restricted stock unit awards. Consistent with our compensation philosophy, pay levels were lower in fiscal 2011 because the Company did not always meet its threshold performance measures.

At our 2011 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our Say on Pay vote. Our Compensation Committee considered the results of the Say on Pay vote at its meetings subsequent to the Say on Pay vote when it set annual executive compensation. After our Compensation Committee reviewed the stockholders’ approval of the Say on Pay vote in 2011, and in light of our controlling stockholder Total Gas & Power SAS, USA’s (“Total”) input, our Compensation Committee decided to generally maintain the 2010 compensation policies and programs for our named executive officers in 2011 as it believed such programs were in the best interest of our stockholders.

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables and the related disclosure appearing in “Executive Compensation” below.

General Philosophy and Objectives

For fiscal 2011, we continued to operate a compensation program designed primarily to reward our named executive officers for outstanding financial performance and achievement of corporate objectives consistent with increasing long-term stockholder value. Our compensation program continued to be based on the following primary goals:

—	aligning executive compensation with business objectives and performance;

—	enabling us to attract, retain and reward executive officers who contribute to our long-term success;

—	attracting and retaining the best people in the industry; and

—	providing additional long-term incentives to executives to work to maximize stockholder value.

In order to implement our philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments and consultation with the Compensation Committee’s independent compensation consultant, as described below.

The Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific corporate and financial goals by rewarding our named executive officers when those goals are met or exceeded, with the ultimate objective of increasing stockholder value. In addition, the mix of base salary, performance-based cash awards and equity-based awards provides proper incentives without encouraging excessive risk taking. We believe that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Setting Process

The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. In accordance with the “controlled company” exception under the applicable listing standards of the Nasdaq Global Select Market, our Compensation Committee consists of two independent directors and two directors designated by our controlling stockholder, Total. We also have a Section 162(m) sub-committee of the Compensation Committee that approves certain compensation matters, in accordance with Section 162(m) of the Internal Revenue Code. The Compensation Committee establishes our compensation philosophy and objectives and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. Consistent with its philosophy, the Compensation Committee offered our named executive officers total target compensation opportunities above the 50th percentile of our peer group of companies (as further described below) during fiscal 2011. When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, Company performance, the Company’s business plan and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program, and management presented its recommendations regarding base salary, time- and performance-based equity awards and performance targets under our 2011 Annual Bonus Program and 2011 Quarterly Bonus Program to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects or accepts as modified management’s various recommendations regarding compensation for the named executive officers other than the Chief Executive Officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without the Chief Executive Officer when reviewing and establishing his compensation.

Compensation Consultant and Peer Group

For fiscal 2011, the Compensation Committee again directly engaged and retained Radford, a business unit of Aon Hewitt and a compensation consulting firm, to identify and maintain a list of our peer group of companies. The Compensation Committee established the peer group that we used for 2011 compensation decisions consistent with the Compensation Committee’s belief that the peer group should closely match our business, and be based on the current and anticipated growth that we have experienced and expect to experience. Our peer group in 2011 was selected based on the following factors that were also used in 2010:

—	North American companies in the Cleantech Index;

—	At least 50% and no more than two times SunPower’s annual revenue; and

—	Companies that match other size and performance metrics: trailing 12 months revenue, number of employees, revenue per employee, and last fiscal year revenue and net income.

The Compensation Committee believes our 2011 peer group closely matches our core business. The peer group used for our market comparisons for 2011 was the same as the peer group used for 2010, except for the removal of Varian Semiconductor Equipment Associates, Inc., which was deemed too small based on revenue and employee size, and the addition of Itron, Inc., which was deemed an appropriate peer based on the established selection criteria. The companies included in our peer group for fiscal 2011 are listed below:

—    Advanced Micro Devices, Inc.

—    Altera Corporation

—    Analog Devices, Inc.

—    Baldor Electric Company

—    Energizer Holdings, Inc.

—    Fairchild Semiconductor International, Inc.

—    First Solar, Inc.

—    FLIR Systems, Inc.

—    Itron, Inc.

—    JDS Uniphase Corporation

—    Juniper Networks, Inc.

—    KLA-Tencor Corporation

—    MEMC Electronic Materials, Inc.

—    National Semiconductor Corporation

—    ON Semiconductor Corporation

—    Polycom, Inc.

—    Quanta Services, Inc.

—    Roper Industries, Inc.

—    Waters Corporation

—    Xilinx, Inc.

Compared to the peer group, we are in the top quartile in trailing 12-month revenue, around the 50th percentile in the number of employees and revenue per employee, in the 40th percentile in last fiscal year revenue, and in the 10th percentile in net income.

With respect to each company in our peer group, Radford provided compensation data including base salaries, cash bonus awards as a percentage of base salaries, total cash compensation, and equity awards. In 2011, Radford also advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, and setting specific compensation components to reach the determined total compensation targets. We also participated in the Radford Global Technology Survey. Radford did not provide any services to the Company other than advising the Compensation Committee and the Company, at the direction of the Compensation Committee, on executive compensation issues.

Benchmarking

In making its key compensation decisions for the named executive officers for fiscal 2011, the Compensation Committee specifically benchmarked each named executive officer’s total compensation to the compensation of individuals in comparative positions at companies in the peer group based on information that management obtained from public filings supplemented by data Radford provided from surveys. In general, the Compensation Committee initially established base salaries at or below the 50th percentile of the peer group and both performance-based cash bonus awards and long-term time- and performance-based equity awards generally above the 50th percentile of the peer group. The Compensation Committee provided a considerably greater proportion of our named executive officers’ total compensation in the form of variable, “at risk” pay than that provided by our peers, and gave our named executive officers an opportunity to earn more than their counterparts through strong performance. In establishing incentive opportunities, the Compensation Committee focused on corporate performance so that if our corporate performance was achieved at target levels, the Compensation Committee expected that our named executive officers’ pay would be above the 50th percentile. The Compensation Committee viewed benchmarking as just the beginning, and not the end, of its discussion regarding our named executive officers’ pay opportunities for fiscal 2011, and looked to individual performance in certain circumstances to establish pay opportunities either above or below the initial benchmarks, as further described below. The Compensation Committee believes that this strongly links our named executive officers’ pay to their and our performance, and best aligns our named executive officers’ compensation interests with the interests of our stockholders.

2011 Compensation Components

For fiscal 2011, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2011:

Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Competitive market ranges are generally established at or below the 50th percentile.
Performance-based cash bonus awards	Quarterly and annual incentives that drive Company performance and align executives’ interests with stockholders’ interests.	Cash	Target incentives are set as a percentage of base salary and are based on benchmarking from the 50th to the 75th percentile. Actual payment is calculated based on achievement of corporate and individual goals.
Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Restricted stock units	Equity awards (time-based plus performance-based) generally approximate the 75th percentile. In connection with Total acquiring a controlling share in our Company, certain named executive officers also received time-based retention equity awards, which are in addition to our annual equity grants.
Performance-based equity awards	Long-term incentive that drives Company performance and aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Performance stock units	Equity awards (time-based plus performance-based) generally approximate the 75th percentile. Actual payment is calculated based on achievement of corporate goals.
Perquisites and other compensation	Offered to attract and retain talent and to maintain competitive compensation packages.	Various	Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees. Named executive officers are parties to employment agreements and the Management Career Transition Plan that provides for certain severance benefits.

The relative proportion of each element for fiscal 2011 was based on the Compensation Committee’s comparison of compensation that we offered our executive officers against compensation offered by peer group companies to their executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.

The components of compensation of the named executive officers for 2011 are set forth below. This composition is consistent with our philosophy of aligning our named executive officers’ interests with those of our stockholders by tying a significant portion of their total compensation to corporate performance goals and providing long-term incentives in the form of equity awards.

2011 Compensation Components

The chart above includes one-time retention grants as further described below under “Equity Awards,” but excludes payments made to Mr. Pape in connection with his termination of employment.

Analysis of Fiscal 2011 Compensation Decisions

Base Salary.  For fiscal 2011, with the exception of Mr. Werner, we made no increases in base salaries for our named executive officers after evaluating competitive market compensation paid by companies in our competitive peer group for similar positions. We believe that base salaries for executive officers should be initially targeted at or below the 50th percentile of the range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies. This initial benchmarking is in line with our compensation philosophy, which in part is to help us best attract, retain and equitably reward our executives. Mr. Werner received an increase in his base salary to move him from the 25th percentile to be closer to the 50th percentile, but still below the 50th percentile, when compared to the 2011 peer group.

The table below sets forth the salaries in effect in fiscal 2011 compared to the salaries in effect in fiscal 2010 for each of our named executive officers:

Name	2010 Base Salary(1)	2011 Base Salary(2)	% Increase
Thomas H. Werner	$360,000	$600,000	67%
Howard J. Wenger	$400,000	$400,000	0%
Marty T. Neese	$415,000	$415,000	0%
Douglas R. Richards	$320,000	$320,000	0%
Dennis V. Arriola	$440,000	$440,000	0%
James S. Pape	$400,000	$400,000	0%
(1)	These amounts represent 2010 base salaries after April 1, 2010.
(2)	These amounts represent 2011 base salaries after April 1, 2011.

Our Compensation Committee approves the employee salary for our Chief Executive Officer, and that of each named executive officer below the Chief Executive Officer level. For those below the Chief Executive Officer level our Compensation Committee takes into account the Chief Executive Officer’s recommendation. The Compensation Committee reviews base salaries annually, and adjusts base salaries from time to time to realign salaries with market levels, based on the information provided by Radford, after taking into account an individual’s prior performance, experience, criticality of position and expected future performance. Based on information presented to our Compensation Committee by Radford regarding market ranges for salaries at peer group companies, we determined that our named executive officers’ 2011 base salaries were established at approximately the 50th percentile of our peer group of companies.

Performance-Based Cash Bonus Awards.  We maintained two performance-based cash bonus programs during fiscal 2011. The first program was our Annual Executive Bonus Plan, under which we adopted the 2011 Annual Bonus Program.

The second plan was our Executive Quarterly Key Initiative Bonus Plan, which is effective quarterly on an ongoing basis and which for 2011 we refer to as our 2011 Quarterly Bonus Program. These programs allow us to provide performance-based cash bonus awards that align executive compensation with corporate and financial objectives and performance.

While we set base salaries for our executive officers at or below the 50th percentile, we relied on performance-based cash bonus awards to elevate target total cash compensation to at least the 50th, if not the 75th, percentile in order to promote a variable, performance-oriented total compensation philosophy. For each named executive officer, an overall target bonus opportunity was established between the 50th and 75th percentile through our benchmarking process. For our Chief Executive Officer, the overall target bonus opportunity percentage decreased from 2010 as his base salary increased from 2010. His total target cash opportunity remained below the 50th percentile of our peer group. For most of our other named executive officers, we raised the overall target bonus opportunity to bring the total compensation opportunity to be between the 50th and 75th percentiles. We allocated two-thirds of each individual’s aggregate annual target cash bonus awards under the 2011 Annual Bonus Program and one-third under the 2011 Quarterly Bonus Program. Our Compensation Committee approved the individual bonus program incentive level for our Chief Executive Officer and for each named executive officer below the Chief Executive Officer level. The table below summarizes the total target payout, including awards under the 2011 Annual Bonus Program and the 2011 Quarterly Bonus Program, as a percentage of annual base salary, for each named executive officer during fiscal 2010 and fiscal 2011. The target payouts under the 2011 Annual Bonus Program were effective as of the beginning of fiscal 2011 while the target payouts under the 2011 Quarterly Bonus Program were effective as of the beginning of the quarter, each following approval by the Compensation Committee. The Compensation Committee made no adjustments to total target payout for any named executive officer during 2011.

Name	2010 Total Target Payout (including Annual and Quarterly Programs) as Percentage of Annual Salary	2011 Total Target Payout (including Annual and Quarterly Programs) as Percentage of Annual Salary	2011 Quarterly Bonus Program Target Payout as Percentage of Annual Salary	2011 Annual Bonus Program Target Payout as Percentage of Annual Salary
Thomas H. Werner	200%	150%	50%	100%
Howard J. Wenger	80%	90%	30%	60%
Marty T. Neese	80%	80%	27%	53%
Douglas R. Richards	60%	70%	23%	47%
Dennis V. Arriola	80%	90%	30%	60%
James S. Pape	80%	90%	30%	60%

Both the 2011 Annual Bonus Program and the 2011 Quarterly Bonus Program are formula driven, and the formulas are used to calculate actual bonus payments for each named executive officer. See “Executive Compensation — Non-Equity Incentive Plan Compensation” below for more information about these formulas.

Payments to our named executive officers under our 2011 Annual Bonus Program required our achieving an annual revenue target (50% of payment) and an adjusted profit before tax target (50% of payment). The targets were set on the basis of the operating plan approved by the Board at the beginning of 2011. The operating plan was based on our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The performance targets were established to be challenging to achieve for our named executive officers. Due to the challenging market environment and our financial performance in 2011, we achieved 81% of the revenue target and did not achieve threshold of the adjusted profit before tax target, and therefore, our named executive officers earned bonus amounts only for the revenue portion of the 2011 Annual Bonus Program. Such bonus amounts are reflected in the “2011 Total Non-Equity Incentive Plan Compensation” table below.

Payments to our named executive officers under our 2011 Quarterly Bonus Program required our achieving quarterly adjusted profit before tax targets and corporate milestones, as well as each individual achieving personal milestones that we refer to as the personal Key Initiatives. The Compensation Committee approved our quarterly adjusted profit before tax targets at the beginning of each fiscal quarter. If the threshold adjusted profit before tax and threshold corporate milestones were achieved, then bonus payouts were determined based on each named executive officer’s achievement of around 10 Key Initiatives established for the quarter. Like the 2011 Annual Bonus Program, the targets were set to be challenging goals for our named executive officers to achieve, and in fact, we did not achieve the threshold adjust profit before tax targets in the first two quarters of fiscal 2011.

We incorporate a “management by objective” system throughout our organization to establish performance goals that are in addition to our financial goals. Management establishes five-year corporate milestones, and then derives from them annual and quarterly corporate milestones. Each milestone is reviewed, revised and approved, and subsequently the scores reviewed and approved, by our Board. In addition, for 2011, each named executive officer established quarterly personal Key Initiatives approved by the Chief Executive Officer that were in line with each quarter’s corporate milestones. Quarterly corporate milestones in 2011 included sensitive business objectives applicable to our entire company focusing on confidential cost targets, major customer transactions, new product development, manufacturing plans, process enhancements, and inventory turns. For 2011, personal Key Initiative objectives included executing on confidential cost and revenue targets, achieving liquidity objectives, product development, market expansion, manufacturing and process efficiencies, among others. The Chief Executive Officer’s Key Initiatives consisted solely of the quarterly corporate milestones that our Board approved after discussion with the Chief Executive Officer. These corporate milestones and personal objectives are typically challenging in nature and designed to encourage the individual to achieve success in his or her position during the performance period. In 2010, we achieved an average of 95% of our corporate milestones and an average of 87% on the personal Key Initiatives for our 2010 named executive officers. The achievements were lower in 2011, described below, due to challenging market conditions in the solar industry. But since we did not achieve our threshold adjusted profit before tax targets in the first two quarters of fiscal 2011, no bonuses were earned under the 2011 Quarterly Bonus Plan for those quarters.

The adjusted profit before tax thresholds under our 2011 Quarterly Bonus Program were exceeded only in the third and fourth quarters of 2011. The quarterly corporate milestone scores ranged from 71% to 92% and averaged 84% for the four quarters of 2011. The personal Key Initiative scores for the named executive officers ranged from 66% to 100%, and averaged 81% for the four quarters of 2011. Due to challenging market conditions and our corporate performance in 2011, each named executive officer achieved greater than threshold performance only in the third and fourth quarters of 2011 under the 2011 Quarterly Bonus Plan. Actual payments were determined based on each individual’s attainment of personal Key Initiatives. Bonus amounts are reflected in the following table:

2011 Total Non-Equity Incentive Plan Compensation

	2011 Quarterly Bonus Program Compensation				2011 Annual Bonus Program Compensation Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
	Q1 Payout ($)	Q2 Payout ($)	Q3 Payout ($)	Q4 Payout ($)
Thomas H. Werner	0	0	65,459	33,094	243,600	342,153
Howard J. Wenger	0	0	27,364	15,684	97,440	140,488
Marty T. Neese	0	0	24,301	14,698	89,861	128,860
Douglas R. Richards	0	0	18,832	10,500	60,629	89,961
Dennis V. Arriola	0	0	24,140	16,088	107,184	147,412
James S. Pape(1)	0	0	0	0	0	0
(1)	Mr. Pape received no payments under the 2011 Quarterly Bonus Program or the 2011 Annual Bonus Program.

Equity Awards.  Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, or 2005 Equity Plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain and reward the best available talent, and in light of our setting our total direct compensation above the 50th percentile of our peer group, we targeted long-term equity awards generally approximating the 75th percentile of our peer group. The Compensation Committee then allocated long-term equity awards between time-based and performance-based restricted stock units. Time-based restricted stock units provide a more effective retention tool while performance-based restricted stock units provide a stronger performance driver. For our annual long-term equity incentive awards granted in 2011, the Compensation Committee decided that half of the awards would be made half in the form of performance-based restricted stock units and the other half would be in the form of time-based restricted stock units.

Awards granted and earned in 2011 were as follows:

Name	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned	Retention Restricted Stock Units
Thomas H. Werner	100,000	100,000	45,300	300,000
Howard J. Wenger	35,000	35,000	15,855	120,000
Marty T. Neese	30,000	30,000	44,490	120,000
Douglas R. Richards	30,000	30,000	13,590	100,000
Dennis V. Arriola	35,000	35,000	15,855	0
James S. Pape(1)	35,000	35,000	52,500	0
(1)	Mr. Pape’s performance-based restricted stock units were earned at 150% of target as a part of his separation from the Company.

Performance-based equity awards in the form of performance-based restricted stock units were used as incentive compensation during 2011 to align our named executive officers’ compensation with corporate performance. In connection with our annual review of executive officer compensation, the Compensation Committee approved revenue and adjusted profit before tax targets (50% of the award is allocated to each target), and a formula under which actual awards would be calculated after completion of the 2011 fiscal year. See “Executive Compensation — Equity Incentive Plan Compensation” below for more information about the formula. Awards were assessed at the end of the fiscal year based on our attainment of the revenue and adjusted profit before tax targets for the year.

These performance metrics were selected on the basis of the operating plan approved by our Board after considering our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The targets were intended to constitute a challenging goal, without certainty of achievement. Due to challenging market conditions and our financial performance in 2011, our named executive officers achieved 81% of our revenue target and did not achieve the threshold of our adjusted profit before tax target. Therefore our named executive officers only earned the revenue portion of the performance-based restricted stock units at below the target, and such units began vesting in three equal annual installments, subject to continued service, starting March 1, 2012.

Time-based equity awards were used in 2011 as a retention tool and to align our named executive officers’ interests with long-term stockholder value creation. In connection with our annual review of executive officer compensation, we awarded restricted stock units to named executive officers in 2011, which vest in three equal installments over a three-year period beginning on March 1, 2012.

In addition to our regular annual equity incentive awards, in connection with Total’s tender offer, we implemented a retention program under which we granted time-vested RSUs (“Retention RSUs”) to some of our officers and employees, including certain of our named executive officers who signed Retention Agreements (see description below). The Retention RSUs vest in equal one-third increments on each of June 1, 2012, June 1, 2013 and June 1, 2014, subject to the recipient remaining employed by us on each applicable vesting date. In adopting this retention program, the Compensation Committee considered factors such as Total’s requests for retention in order to undertake the tender offer, the increased risk of departure typically present following a transaction of such nature, the benefits of retaining key officers, market practices in similar circumstances, and other factors. The Compensation Committee reviewed the scope and magnitude of the Retention RSUs with our outside compensation consultant and awarded the grants to the named executive officers based on their roles and responsibilities at the Company. In addition, the named executive officers only received the Retention RSUs in consideration for signing Retention Agreements, which are further described below in “Executive Compensation — Employment Agreements — Retention Agreements.”

In August 2010, the Compensation Committee granted 100,000 restricted stock units to Mr. Neese tied to manufacturing cost reduction targets. The Compensation Committee granted this award to appropriately align Mr. Neese’s compensation with the achievement of our corporate cost reduction goals, because he is the executive officer responsible for manufacturing cost reduction. These restricted stock units will be earned if we achieve certain solar module cost per-watt targets approved by the Compensation Committee as measured at the end of each of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013. These cost per-watt targets were, and will in future years be, selected from our annual operating plan, and are intended to be challenging for Mr. Neese to achieve. These cost per-watt targets are set as challenging goals for Mr. Neese. For example, in 2010, the target was $1.79 and in 2011 the target was $1.49, which required a 17% reduction in our manufacturing costs in one year. In 2011, we achieved 99% of target, and Mr. Neese earned 30,900 performance-based restricted stock units vesting on March 1, 2012.

Perquisites and Other Compensation.  As in prior years, perquisites were not a material portion of our named executive officers’ compensation packages for 2011. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which are generally available to all employees. In addition, Mr. Pape’s employment with the Company terminated on November 4, 2011 and he received payment in accordance with the terms of his employment agreement. For more information about these arrangements and benefits, see footnote four to the “2011 Summary Compensation Table” below.

Pension Benefits.  None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation.  None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment and Severance Arrangements

Employment Agreements. During fiscal 2011, we had employment agreements with our named executive officers that provided change of control arrangements. The change of control arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his outstanding equity awards, but only upon an actual or constructive termination of employment in connection with a change of control of the Company (a “double trigger” arrangement). The Chief Executive Officer, however, also receives limited accelerated vesting of outstanding equity awards if terminated without cause or if he resigns for good reason, in each case without a change of control having occurred. These arrangements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control, and to enable and encourage management to focus attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of various transactions on job security and benefits.

The Compensation Committee approved Retention Agreements with five of our named executive officers on May 20, 2011: Mr. Werner, Mr. Wenger, Mr. Neese, Mr. Richards and Mr. Pape. The Compensation Committee, in approving the Retention Agreements and the Retention RSUs, was primarily motivated by our desire to ensure that certain key employees and management remain with us following the consummation of the Total tender offer. See “Executive Compensation — Employment Agreements — Retention Agreements” for additional information about the Retention Agreements.

Mr. Pape’s employment with the Company terminated on November 4, 2011 and he received payment in accordance with the terms of his employment agreement. See “Executive Compensation–Potential Payments Upon Termination or Change of Control — Termination Payments Made in 2011” for additional information.

Mr. Arriola’s employment agreement with the Company was amended and restated in December 2011 after he announced his intention to leave the Company in November 2011. The Compensation Committee approved the amendment and restatement in consideration of Mr. Arriola remaining with the Company through March 5, 2012 to assist in transitioning his responsibilities to his successor. See “Executive Compensation–Employment Agreements — Amended and Restated Employment Agreement” for additional information.

Management Career Transition Plan. We also maintain a Management Career Transition Plan, or severance plan, that entitles our named executive officers and other key employees to certain calculated payments tied to base salary and bonus targets if employment termination occurs without a change of control. This severance plan does not entitle any of the plan participants to accelerated vesting of outstanding equity awards.

The Compensation Committee believes that the change of control agreements and severance plan provide benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team. For more information about the named executive officers’ change of control arrangements and the severance plan, please see “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Code, we are generally denied deductions for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year, unless the compensation qualifies as “qualified performance-based compensation” under Section 162(m) of the Code. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or methods of compensation.

Other Disclosures

Under our insider trading policy, our executive officers, directors and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or buying or selling options, puts or calls on Company securities.

We do not maintain any equity or other security ownership guidelines or requirements for our executives. We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The 2011 Summary Compensation Table below quantifies the compensation for each of the named executive officers for services rendered during fiscal 2011 and, as applicable, fiscal 2010 and fiscal 2009. The primary elements of each named executive officer’s total compensation during 2011 are reported in the table below and include, among others, base salary, performance-based cash bonuses under our 2011 Annual Bonus Program and 2011 Quarterly Bonus Program, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial targets and subsequent time-based vesting.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas H. Werner,	2011	559,386	--		4,380,000	--	342,153	12,030	5,293,569
President, Chief Executive Officer and	2010	360,006	--		3,388,000	--	864,101	16,766	4,628,873
Chairman of the Board	2009	360,006	--		3,470,000	--	380,700	16,283	4,226,989

Howard J. Wenger,	2011	414,290	25,000	(5)	1,617,600	--	140,488	1,932	2,199,310
President, Regions	2010	378,193	--		1,762,400	--	374,653	2,540	2,517,786
	2009	310,003	--		1,041,000	--	127,968	2,998	1,481,969

Marty T. Neese,	2011	426,465	--		1,483,200	--	128,860	9,188	2,047,713
Chief Operating Officer	2010	413,673	--		2,645,200	--	386,351	12,648	3,457,872
	2009	400,000	--		520,500	--	176,400	12,446	1,109,346

Douglas R. Richards	2011	325,551	--		1,370,400	--	89,961	11,148	1,797,060
Executive Vice President, Administration	2010	319,231	--		847,000	--	277,632	16,756	1,410,619
	2009	270,000	--		694,000	--	85,719	16,332	1,066,051

Dennis V. Arriola,	2011	444,735	--		940,800	--	147,412	7,848	1,540,795
Former Executive Vice President and Chief Financial Officer	2010	436,365	--		2,032,800	--	416,043	11,169	2,896,377
	2009	425,000	--		173,500	--	159,237	1,416,461	2,174,198

James S. Pape	2011	343,950	--		940,800	--	0	2,715,826	4,000,576
Former President, Residential & Commercial	2010	375,385	300,000		1,016,400	--	333,507	271,122	2,296,414

(1)	The amounts reported in this column for 2011 reflect each named executive officer’s salary for 2011 plus payments for paid and unpaid time off, and holidays.

(2)	The amounts reported in the “Stock Awards” column for 2011 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for 2011, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock units awards would be: Mr. Werner, $2,016,000; Mr. Wenger, $705,600; Mr. Neese, $604,800; Mr. Richards, $604,800; Mr. Arriola, $705,600; and Mr. Pape, $705,600. See Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012 for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

(3)	The amounts reported in this column for 2011 reflect the amounts earned under our 2011 Annual Bonus Program and our 2011 Quarterly Bonus Program. Additional information about non-equity incentive plan compensation earned during fiscal 2011 is set forth above in the supplemental “2011 Total Non-Equity Incentive Plan Compensation” table in our “Compensation Discussion and Analysis.”

(4)	The amounts reported in this column for 2011 as “All Other Compensation” consist of the elements summarized in the table below.

Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Separation ($)(1)	Total ($)
Thomas H. Werner	10,141	389	1,500	0	12,030
Howard J. Wenger	0	432	1,500	0	1,932
Marty T. Neese	7,240	448	1,500	0	9,188
Douglas R. Richards	9,302	346	1,500	0	11,148
Dennis V. Arriola	7,373	475	0	0	7,848
James S. Pape	8,575	432	0	2,706,819	2,715,826

(1)	Mr. Pape’s employment with the Company terminated on November 4, 2011 and he received payment in accordance with the terms of his employment agreement. See “Executive Compensation–Potential Payments Upon Termination or Change of Control — Termination Payments Made in 2011” for additional information.

(5)	Mr. Wenger was awarded a cash bonus of $25,000 because Mr. Werner temporarily granted him Mr. Werner’s authority to make certain decisions for us while Mr. Werner was on medical leave from late May 2011 to early June 2011.

Grants of Plan-Based Awards

During 2011, our named executive officers were granted plan-based restricted stock units and performance stock units under our Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, or 2005 Equity Plan. They also were granted cash bonus awards under our 2011 Annual Bonus Program and our 2011 Quarterly Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during 2011.

2011 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas H. Werner	--	(3)	--	600,000	900,000	--	--	--	--	--
	--	(4)	--	300,000	450,000	--	--	--	--	--
	1/31/11	(5)	--	--	--	--	100,000	150,000	--	1,344,000
	1/31/11	(6)	--	--	--	--	--	--	100,000	1,344,000
	12/21/11	(7)	--	--	--	--	--	--	300,000	1,692,000

Howard J. Wenger	--	(3)	--	240,000	360,000	--	--	--	--	--
	--	(4)	--	120,000	180,000	--	--	--	--	--
	1/31/11	(5)	--	--	--	--	35,000	52,500	--	470,400
	1/31/11	(6)	--	--	--	--	--	--	35,000	470,400
	12/21/11	(7)	--	--	--	--	--	--	120,000	676,800

Marty T. Neese	--	(3)	--	221,333	332,000	--	--	--	--	--
	--	(4)	--	110,667	166,000	--	--	--	--	--
	1/31/11	(5)	--	--	--	--	30,000	45,000	--	403,200
	1/31/11	(6)	--	--	--	--	--	--	30,000	403,200
	12/21/11	(7)	--	--	--	--	--	--	120,000	676,800

Douglas R. Richards	--	(3)	--	149,333	224,000	--	--	--	--	--
	--	(4)	--	74,667	112,000	--	--	--	--	--
	1/31/11	(5)	--	--	--	--	30,000	45,000	--	403,200
	1/31/11	(6)	--	--	--	--	--	--	30,000	403,200
	12/21/11	(7)	--	--	--	--	--	--	100,000	564,000

Dennis V. Arriola	--	(3)	--	264,000	396,000	--	--	--	--	--
	--	(4)	--	132,000	198,000	--	--	--	--	--
	1/31/11	(5)	--	--	--	--	35,000	52,500	--	470,400
	1/31/11	(6)	--	--	--	--	--	--	35,000	470,400

James S. Pape	--	(3)	--	240,000	360,000	--	--	--	--	--
	--	(4)	--	120,000	180,000	--	--	--	--	--
	1/31/11	(5)	--	--	--	--	35,000	52,500	--	470,400
	1/31/11	(6)	--	--	--	--	--	--	35,000	470,400

(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth below in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table.”

(2)	The amounts reported in these columns represent performance-based restricted stock units. The Compensation Committee approved the awards on January 31, 2011. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(3)	Consists of an award under our 2011 Annual Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.

(4)	Consists of an award under our 2011 Quarterly Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.

(5)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $13.44 on January 31, 2011. Actual awards were determined in the first quarter of 2012 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2012, March 1, 2013 and March 1, 2014. Due to Mr. Pape’s separation from the Company, his award was fully earned at maximum payout and vested as of the time of separation in November 2011.

(6)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 Equity Plan. The award vests ratably on March 1, 2012, March 1, 2013 and March 1, 2014. The closing price of our common stock was $13.44 on January 31, 2011. Due to Mr. Pape’s separation from the Company, his award was fully vested as of the time of separation in November 2011.

(7)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 Equity Plan. The award vests ratably on June 1, 2012, June 1, 2013 and June 1, 2014. The closing price of our common stock was $5.64 on December 21, 2011.

Non-Equity Incentive Plan Compensation

During fiscal 2011, our named executive officers were eligible for cash bonus payments under two bonus plans. The first plan was our Annual Executive Bonus Plan, under which we adopted our 2011 Annual Bonus Program. The second plan was our Executive Quarterly Key Initiative Bonus Plan, under which we adopted our 2011 Quarterly Bonus Program. The supplemental table below entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table” provides additional information about each named executive officer’s target and maximum payout opportunities under both the 2011 Annual Bonus Program and the 2011 Quarterly Bonus Program. Under the terms of both bonus plans, failure to achieve certain corporate or individual metrics could have resulted in zero payouts for a given period. The table entitled “2011 Total Non-Equity Incentive Plan Compensation” above in “Compensation Discussion and Analysis” details the actual payouts awarded under the two bonus plans to each named executive officer for fiscal 2011.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table

Name	2011 Quarterly Bonus Program Target Each Quarter ($)	2011 Quarterly Bonus Program Maximum Each Quarter ($)	2011Annual Bonus Program Target ($)	2011 Annual Bonus Program Maximum ($)
Thomas H. Werner	75,000	112,500	600,000	900,000
Howard J. Wenger	30,000	45,000	240,000	360,000
Marty T. Neese	27,667	41,500	221,333	332,000
Douglas R. Richards	18,667	28,000	149,333	224,000
Dennis V. Arriola	33,000	49,500	264,000	396,000
James S. Pape	30,000	45,000	240,000	360,000

2011 Annual Bonus Program.  Awards under the 2011 Annual Bonus Program were formula-driven. At the beginning of fiscal 2011, the Compensation Committee approved two performance metrics: (1) an annual revenue target and (2) an annual adjusted profit before tax target. Our adjusted profit before tax target is our profit before tax adjusted for items such as asset write-downs, acceleration of amortization of debt issuance costs, stock-based compensation charges, purchase-

accounting related charges, any extraordinary non-recurring items, and related tax effects associated with the items described above. Each named executive officer would earn 50% of his target bonus under the 2011 Annual Bonus Program upon the achievement of the revenue target and another 50% of his target bonus upon the achievement of the adjusted profit before tax target. Maximum payment under the program was 150% of target because we wanted to encourage our named executive officers to exceed the performance targets. Payment for each target is determined based on the percentage of performance target that was achieved, as follows:

Percentage of Performance Target Achieved	Payment of Bonus as Percentage of Target Bonus
Under 80%	No bonus paid
80%	80% of target bonus (minimum payment for minimum achievement)
81% - 100%	Add 1% for every 1% achieved to 100% payment
Over 100%	Add 2.5% for every 1% achieved over 100%
Over 120%	150% of target bonus (maximum payment)

The performance targets, set at the beginning of fiscal 2011, were assessed at the end of the year. Based on our actual results in fiscal 2011, bonuses were earned and paid to our named executive officers for the revenue target only.

Revenue Target	Revenue Achievement	Payment as % of Target Payment	Adjusted Profit Before Tax Target	Adjusted Profit Before Tax Achievement	Payment as % of Target Payment
$2,850 million	$2,312 million	81%	$246.5 million	$24.8 million	0%

2011 Quarterly Bonus Program.  Awards under the 2011 Quarterly Bonus Program were also formula-driven. At the beginning of each fiscal quarter during 2011, the Compensation Committee approved corporate performance metrics, consisting of (1) an adjusted profit before tax target and (2) a set of corporate milestones representing key initiatives that would support our corporate business plan. The adjusted profit before tax target was adjusted similar to the adjustments made under the 2011 Annual Bonus Program. Also at the beginning of each fiscal quarter, each named executive officer was responsible for establishing personal metrics, subject to approval by the Chief Executive Officer, representing personal Key Initiatives that would support the corporate milestones. These three metrics were then incorporated into the plan’s formula. An individual’s personal Key Initiative score could result in no award being payable even if we achieved our profit before tax target and our corporate milestones in the event that the personal Key Initiative score was determined to be zero. The Chief Executive Officer’s Key Initiatives consisted solely of the corporate milestones that our Board established after discussion with the Chief Executive Officer. If threshold corporate milestones were achieved and we exceeded our adjusted profit before tax target, bonus payments could exceed 100% of target, up to a maximum payment of 125% (based on adjusted profit before tax), depending on achievement of personal Key Initiatives.

Payments under the 2011 Quarterly Bonus Program were made as follows:

Achievement of Adjusted Profit Before Tax Target	Achievement of Corporate Milestones	Payment
Under 80%		No payment
Over 80%	Under 60%	No payment
Over 80%	Over 60% but under 80%	50% payment Payment = “2011 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score” multiplied by 50%
Over 80%	Over 80%	100% payment Payment = “2011 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score”
Over 100%	Over 80%

Greater than 100% payment

Payment = “2011 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score” multiplied by adjusted profit before tax achievement (up to a maximum of 125%)

The performance targets, set at the beginning of each quarter in fiscal 2011, were assessed at the end of such quarter. Our adjusted profit before tax targets for each quarter of 2011 were $21.6 million for the first quarter, $14.0 million for the second quarter, $20.0 million for the third quarter and $2.5 million for the fourth quarter. Actual results for these quarters were $(1.3) million, $(22.9) million, $20.2 million and $19.9 million, respectively. Due to the failure to meet the threshold adjusted profit before tax targets in the first and second quarters, no payments were made to our named executive officers under the 2011 Quarterly Bonus Program in those quarters. Our 2011 corporate milestones are kept confidential for competitive harm reasons, and they consisted of cost targets, major customer transactions, new product development, manufacturing plans, process enhancements, and inventory turns. The quarterly corporate milestone scores were 91.6%, 84.9%, 86.5% and 70.6% for each quarter in 2011. The combined personal Key Initiative scores for the named executive officers ranged from 66% to 100%, and averaged 81% for the four quarters of 2011.

Our business is subject to industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two calendar quarters of a fiscal year. Therefore, our quarterly financial targets reflect the trend of higher revenues and earnings in the last two calendar quarters of a fiscal year.

Equity Incentive Plan Compensation

In addition to time-based restricted stock awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units, or RSUs, that would be released and begin time-based vesting only upon achievement of certain corporate objectives. Our Compensation Committee met at the beginning of 2011 to approve two performance measures: (1) a revenue target and (2) an adjusted profit before tax target, each based on our operating plan approved by our Board. Each eligible named executive officer would earn 50% of his target performance-based RSUs upon the achievement of the revenue target, and another 50% of his target performance-based RSUs upon the achievement of the adjusted profit before tax target. Both targets are the same as the targets for the 2011 Annual Bonus Program. Payment for each target was determined based on the percentage of performance target that was achieved, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Under 80%	No RSUs earned
80%	90% of target RSUs (minimum award for minimum achievement)
81% - 100%	Add 0.5% for every 1% achieved to 100% payment
Over 100%	Add 2.5% for every 1% achieved over 100%
Over 120%	150% of target RSUs (maximum award)

Performance-based restricted stock units vest, if at all, in three equal annual installments, subject to continued service after achievement of the performance measures, starting March 1, 2012. In connection with our 2011 performance-based equity awards, we achieved 81% of our revenue target, and failed to meet the threshold of our adjusted profit before tax target, both of which are the same as the targets under our 2011 Annual Bonus Program. Based on our actual results in fiscal 2011, performance-based RSUs were earned by our named executive officers for the revenue target only.

In August 2010, our Compensation Committee granted additional performance-based RSUs to Mr. Neese and approved performance measures based on solar module cost per-watt targets to be achieved by us measured at the end of each of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013. The maximum award that may be earned is 120% of target because we wanted to encourage Mr. Neese to exceed the cost reduction targets. The award is determined based on the percentage of performance target that is achieved, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Over 105%	No RSUs earned
105%	80% of target RSUs (minimum award for minimum achievement)
104% to 96%	Pro rated grant of target RSUs (100% achievement will earn 100% of target RSUs)
95% or under	120% of target RSUs (maximum award)

If Mr. Neese achieved the target module cost per watt for 2011, 30,000 shares would vest on March 1, 2012. In 2011, our target module cost per-watt was $1.49, and Mr. Neese achieved 99% of target and earned 30,900 shares.

The named executive officers’ targets and earned performance-based RSUs are described above in “Compensation Discussion and Analysis — Analysis of Fiscal 2011 Compensation Decisions — Equity Awards.”

Retention Program

In connection with the Total tender offer, we implemented a retention program under which we granted approximately 1.9 million Retention RSUs to our eligible officers and employees, including certain of our named executive officers. The following named executive officers received the following Retention RSUs under the retention program as consideration for having executed the retention agreements described below: Mr. Werner, 300,000 Retention RSUs; Mr. Wenger, 120,000 Retention RSUs; Mr. Neese, 120,000 Retention RSUs; and Mr. Richards, 100,000 Retention RSUs. The Retention RSUs vest in equal one-third increments on each of June 1, 2012, June 1, 2013 and June 1, 2014, subject to the recipient remaining employed by us on each applicable vesting date. See “Compensation Discussion and Analysis — Analysis of Fiscal 2011 Compensation Decisions — Equity Awards” for a description of the Retention RSUs.

Employment Agreements

We have entered into employment agreements and award agreements under our equity plans with certain of our executive officers, including our named executive officers, and we have adopted a severance policy entitled the Management Career Transition Plan. Unless otherwise provided by our plan administrator, the award agreement, the employment agreement or the Management Career Transition Plan, upon termination of a participant’s employment or service with us, the participant will forfeit any outstanding equity awards except that a participant will have 90 days following termination of employment or service to exercise any then-vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, certain of our executive officers are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Employment Agreements.  We are party to employment agreements with several executive officers, including the named executive officers. The employment agreements superseded prior agreements of a similar nature. We entered into retention agreements (“Retention Agreements”) with certain of our executive officers following the Total tender offer that amended certain terms of the employment agreements, as further described below. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement generally provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days prior to the renewal date. The agreements do not specify salary, bonus or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus and equity compensation will be determined in accordance with our normal practices. Instead, the primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by us without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change of control, then the agreements also provide that the executive is entitled to the following benefits:

—	a lump-sum payment equivalent to 24 months (or 36 months in Mr. Werner’s case) of such executive’s base salary;

—	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

—	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two (or three in Mr. Werner’s case);

—	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months (or 36 months in Mr. Werner’s case), at our expense;

—	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;

—	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive; and

—	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In addition, if we terminate an executive’s employment without cause or if the executive resigns for good reason, and if such termination or resignation is in connection with a change of control, then the agreements also provide the following benefits to the individual:

—

all of such executive’s unvested options, shares of restricted stock and restricted stock units (including performance-based restricted stock units) will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date; and

—

all provisions regarding forfeiture, restrictions on transfer, and our rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units shall lapse as of the termination date.

In addition, Mr. Werner’s agreement provides for such accelerated vesting and lapsing of provisions regarding forfeiture, restrictions on transfer and our rights of repurchase upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by the Company in good faith:

—	acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business,

—	the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude,

—

the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of it executives or other employees, or

—	the executive’s violation or breach of any contractual duty to us which duty is material to the performance of the executive’s duties or results in material damage to us or our business;

provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have 30 days to cure such event.

In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:

—	a material reduction in the executive’s position or duties,

—	a material breach of the employment agreement,

—

a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause, whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or

—	a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than 45 miles from our current business location.

The executive shall be considered to have “good reason” under the employment agreement only if, no later than 90 days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within 30 days following its receipt of such notice from the executive, and the executive terminates service within 24 months following a change of control.

Although consummation of the Total tender offer technically constituted a change of control under the definition of change of control in the employment agreements, it did not, in and of itself, constitute grounds for triggering change of control payments pursuant to the terms of the employment agreements. Rather, to trigger change of control payments, there also needed to be a material reduction in the terms and conditions of an executive’s employment. No such changes occurred with respect to the named executive officers as a result of the consummation of the Total tender offer. However, due to the timing of Mr. Pape’s departure in November 2011, Mr. Pape was eligible for change of control payments and benefits under the employment agreement.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Prior to receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting employees or customers for one year following the termination date. Mr. Werner’s agreement also provides that, if his termination without cause or resignation for good reason is not in connection with a change of control, his severance benefits will be conditioned upon a non-competition arrangement lasting one year following employment termination.

These arrangements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control, and to enable and encourage management to focus attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of various transactions on job security and benefits.

Retention Agreements.  In connection with the Total tender offer, the Compensation Committee approved Retention Agreements with Mr. Werner, Mr. Wenger, Mr. Neese, Mr. Richards and Mr. Pape in May 2011. Under the employment agreements, a termination following a change of control, either without “cause” or by the employee for “good reason” are qualifying terminations for purposes of receiving severance, and the named executive officer would receive severance protection if the qualifying termination were to occur during the period commencing three months prior to a change of control and ending 24 months following a change of control. The Retention Agreements, among other things, amended certain provisions of the employment agreements, including extending the 24-month period described in the prior sentence to a 36-month period following the change of control. Under the Retention Agreements, the executives agreed that the consummation of the Total tender offer and the subsequent continuation of their employment without any material reduction in the terms and conditions of their employment did not, in and of itself, constitute grounds for a termination due to “good reason” as defined in their employment agreements, even though the Total tender offer technically constituted a change of control under the employment agreements. As consideration for executing the Retention Agreements, the named executive officers received the Retention RSUs described above in “Retention Program” and “Compensation Discussion and Analysis — Analysis of Fiscal 2011 Compensation Decisions — Equity Awards.” If the Retention RSUs were characterized as an “excess parachute payment” within the meaning of Section 280G of the Code and subject to an excise tax, then the Retention RSUs would either be delivered in full or delivered as to such lesser extent that would result in no portion of such award being subject to such taxes, whichever results in each named executive officer receiving, on an after-tax basis, the greatest amount of the award. Under no circumstances would the Company pay any excise taxes on the awards.

Amended and Restated Employment Agreement.  On November 3, 2011, Mr. Arriola, our Executive Vice President and Chief Financial Officer, communicated his intention to leave the Company in March 2012. On December 21, 2011, the Compensation Committee approved, and on December 23, 2011 we entered into, an Amended and Restated Employment Agreement with Mr. Arriola that amends his prior employment agreement with us. The Amended and Restated Employment Agreement provided for the following compensation to be paid to Mr. Arriola in connection with and upon his departure on March 5, 2012 in exchange of his execution of release of claims against us: (1) a lump-sum payment of approximately $660,000, which is equivalent to 18 months of Mr. Arriola’s base salary; (2) a lump-sum payment of approximately $396,000, which is equivalent to his target bonus for 2011, which is 90% of his base salary; (3) continuation of his and his eligible dependents’ coverage under our benefit plans for up to 12 months; (4) a lump-sum payment equivalent to any earned base salary and paid time off that remain unpaid through the date of his departure from the Company; and (5) an annual make-up payment for after-tax premium contributions made by Mr. Arriola in connection with the above described benefit plans’ coverage. In addition, we paid him all earned and unpaid amounts owed under the terms of the non-equity incentive programs in which he participated during fiscal year 2011. Mr. Arriola’s equity incentive awards granted to him prior to the date of the Amended and Restated Employment Agreement continued to vest until his departure date. Mr. Arriola departed from the Company on March 5, 2012 and was paid pursuant to the terms describe above.

Management Career Transition Plan.  We have implemented the Management Career Transition Plan, which is our severance plan and addresses severance for employment terminations not in connection with a change of control. Participants in the severance plan include the Chief Executive Officer and those employees who have been employed by us for at least six months and report directly to him (including our named executive officers), as well as other key employees who are recommended for participation by the Chief Executive Officer. Under the terms of the severance plan, Mr. Werner and the executives reporting to him will be eligible for the benefits following a termination of employment because of death or disability (as defined in the severance plan), or by us without cause (as defined in the severance plan), or resignation for good reason (as defined in the severance plan), so long as such termination or resignation is not in connection with a change of control (as defined in the severance plan). Such benefits include, except in the case of death or disability:

—	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;

—	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

—

a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the amount of time between the start of the fiscal year and the termination date;

—	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 12 months (or 24 months in Mr. Werner’s case), at our expense;

—	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and

—	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In the case of death or disability, such benefits include a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off.

If any of the severance plan’s severance payments would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 1, 2012.

Outstanding Equity Awards At 2011 Fiscal Year-End Table

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas H. Werner	02/11/09	(2)	--	--	--	--	16,668	103,842	--	--
	05/03/10	(3)	--	--	--	--	81,833	509,820	--	--
	05/03/10	(3)	--	--	--	--	66,667	415,335	--	--
	01/31/11	(4)	--	--	--	--	100,000	623,000	--	--
	01/31/11	(5)	--	--	--	--	--	--	100,000	623,000
	12/21/11	(6)	--	--	--	--	300,000	1,869,000	--	--

Howard J. Wenger	02/11/09	(2)	--	--	--	--	5,001	31,156	--	--
	05/03/10	(7)	--	--	--	--	5,000	31,150	--	--
	05/03/10	(3)	--	--	--	--	46,667	290,735	--	--
	08/05/10	(3)	--	--	--	--	20,459	127,460	--	--
	01/31/11	(4)	--	--	--	--	35,000	218,050	--	--
	01/31/11	(5)	--	--	--	--	--	--	35,000	218,050
	12/21/11	(6)	--	--	--	--	120,000	747,600	--	--

Marty T. Neese	07/02/08	(8)	75,000	25,000	62.82	07/02/2018	--	--	--	--
	02/11/09	(2)	--	--	--	--	2,501	15,581	--	--
	05/03/10	(3)	--	--	--	--	32,734	203,933	--	--
	05/03/10	(3)	--	--	--	--	26,667	166,135	--	--
	08/05/10	(9)	--	--	--	--	--	--	90,000	560,700
	01/31/11	(4)	--	--	--	--	30,000	186,900	--	--
	01/31/11	(5)	--	--	--	--	--	--	30,000	186,900
	12/21/11	(6)	--	--	--	--	120,000	747,600	--	--

Douglas R. Richards	02/11/09	(2)	--	--	--	--	3,334	20,771	--	--
	05/03/10	(3)	--	--	--	--	16,368	101,973	--	--
	05/03/10	(7)	--	--	--	--	3,334	20,771	--	--
	05/03/10	(3)	--	--	--	--	13,334	83,071	--	--
	01/31/11	(4)	--	--	--	--	30,000	186,900	--	--
	01/31/11	(5)	--	--	--	--	--	--	30,000	186,900
	12/21/11	(6)	--	--	--	--	100,000	623,000	--	--

Dennis V. Arriola	11/12/08	(10)	37,500	12,500	24.72	11/12/2018	--	--	--	--
	02/11/09	(2)	--	--	--	--	834	5,196	--	--
	05/03/10	(3)	--	--	--	--	40,918	254,919	--	--
	05/03/10	(7)	--	--	--	--	6,667	41,535	--	--
	05/03/10	(3)	--	--	--	--	33,334	207,671	--	--
	01/31/11	(4)	--	--	--	--	35,000	218,050	--	--
	01/31/11	(5)	--	--	--	--	--	--	35,000	218,050

James S. Pape	--		--	--	--	--	--	--	--	--

(1)	The closing price of our common stock on December 30, 2011 (last business day of fiscal 2011) was $6.23.

(2)	Each of these awards of restricted stock units vests in three equal installments on each of February 11, 2010, February 11, 2011 and February 11, 2012 subject to continued service to the Company.

(3)	Each of these awards of restricted stock units vests in three equal installments on each of March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(4)	Each of these awards of restricted stock units vests in three equal installments on each of March 1, 2012, March 1, 2013 and March 1, 2014 subject to continued service to the Company.

(5)	On January 31, 2011, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2012 and described in “Equity Incentive Plan Compensation” above. The award earned vests ratably on March 1, 2012, March 1, 2013 and March 1, 2014 subject to continued service to the Company.

(6)	Each of these awards of restricted stock units vests in three equal installments on each of June 1, 2012, June 1, 2013 and June 1, 2014 subject to continued service to the Company.

(7)	Each of these awards of restricted stock units vests in three equal installments on each of May 3, 2010, May 3, 2011 and May 3, 2012 subject to continued service to the Company.

(8)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of July 2, 2009, July 2, 2010, July 2, 2011 and July 2, 2012 subject to continued service to the Company.

(9)	On August 5, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent on the achievement of certain performance criteria. Performance is measured in four tranches as of each fiscal year end from 2010 to 2013. If earned at target, each applicable tranche vests on each of March 1, 2011 (10,000 shares), March 1, 2012 (30,000 shares), March 1, 2013 (30,000 shares) and March 1, 2014 (30,000 shares). The actual award for the second tranche was determined in the first quarter of 2012 and described in “Equity Incentive Plan Compensation” above.

(10)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012.

The following table sets forth the number of shares acquired pursuant to the exercise of options or the vesting of stock awards by our named executive officers during 2011 and the aggregate dollar amount realized by our named executive officers upon such events.

2011 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas H. Werner	428,343	7,568,821	111,344	1,821,199
Howard J. Wenger	34,763	667,102	67,108	1,104,815
Marty T. Neese	--	--	60,166	1,070,189
Douglas R. Richards	--	--	30,830	497,171
Dennis V. Arriola	--	--	61,292	927,959
James S. Pape	--	--	147,501	1,461,509

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares purchased.

(2)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control

Termination Payments Made in 2011.  In November 2011, Mr. Pape, our former President, Residential & Commercial, communicated his intention to leave the Company. Mr. Pape received the following compensation in accordance with the terms of his employment agreement upon his departure, which was in connection with a change of control as defined in his employment agreement: a lump-sum payment of $800,000, which is equivalent to 24 months of his base salary; a lump-sum payment equal to $720,000, which is the product of his target bonus for 2011 multiplied by two; and the continuation of his and his eligible dependents’ coverage under our benefit plans for up to 24 months, which has a value of $40,645. In addition, Mr. Pape is eligible to receive reimbursement of up to $15,000 for services of an outplacement firm and annual make-up payments for after-tax premium contributions made by him in connection with benefit plans’ coverage with an estimated value of $29,265. Furthermore, on November 4, 2011, the vesting of all of Mr. Pape’s restricted stock units and performance-based restricted stock units accelerated, which resulted in his receipt of an aggregate of 127,501 shares of common stock, which has a value of $1,116,909. Mr. Pape also signed a release of claims against the Company.

Termination Payments Made in 2012.  Mr. Arriola received the following compensation in accordance with the terms of his amended and restated employment agreement upon his departure: a lump-sum payment of $660,000, which is equivalent to 18 months of his base salary; a lump-sum payment equal to $396,000, which is his target bonus for 2011; and the continuation of his and his eligible dependents’ coverage under our benefit plans for up to 12 months, which has a value of $15,492. In addition, Mr. Arriola will receive annual make-up payments for after-tax premium contributions made by him in connection with benefit plans’ coverage with an estimated value of $11,154. Mr. Arriola also signed a release of claims against the Company.

Tabular Disclosure of Termination Payments.  The following tables summarize the estimated payments that would have been made on December 30, 2011 to our named executive officers upon certain termination events consisting of:

—	termination with cause or voluntary resignation;

—	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;

—	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;

—	retirement; or

—	discontinued service due to death or disability,

as described in their respective employment agreements (as amended by any amendments or Retention Agreements), and under the Management Career Transition Plan, assuming each such event had occurred on December 30, 2011. The dollar value identified with respect to each type of equity award is based on each officer’s holdings as of December 30, 2011 and the $6.23 per share closing price for our common stock on December 30, 2011, the last trading day of our fiscal year ended January 1, 2012. For more information on each officer’s outstanding equity awards as of December 30, 2011, please see the Outstanding Equity Awards At 2011 Fiscal-Year End Table above. Such figures do not reflect unpaid regular salary, nor the impact of certain provisions of the employment agreements that provide that, in the event any payments under the employment agreements would constitute parachute payments under Section 280G of the Internal Revenue Code or be subject to the excise tax of Section 4999 of the Internal Revenue Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Restricted Stock Units($)(1)	Continued Medical Benefits and Gross Up($)	Outplace- ment Services($)	Accrued Paid Time Off and Sabbatical($)	Total($)
T. Werner	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	94,615	94,615
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,800,000	2,700,000	4,455,497	109,994	15,000	94,615	9,175,106
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	1,200,000	253,636	3,520,997	73,329	--	94,615	5,142,577
	Retirement	--	--	--	--	--	94,615	94,615
	Death or disability	--	--	--	--	--	94,615	94,615
H. Wenger	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	--
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	720,000	1,773,226	--	15,000	--	3,308,226
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	400,000	103,697	--	--	--	--	503,697
	Retirement	--	--	--	--	--	--	--
	Death or disability	--	--	--	--	--	--	--
M. Neese	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	3,484	3,484
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	830,000	664,000	2,441,549	52,499	15,000	3,484	4,006,532
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	415,000	95,846	--	26,249	--	3,484	540,579
	Retirement	--	--	--	--	--	3,484	3,484
	Death or disability	--	--	--	--	--	3,484	3,484

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Restricted Stock Units($)(1)	Continued Medical Benefits and Gross Up($)	Outplace- ment Services($)	Accrued Paid Time Off and Sabbatical($)	Total($)
D. Richards	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	--
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	640,000	448,000	1,316,835	59,532	15,000	--	2,479,367
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	320,000	65,202	--	29,766	--	--	414,968
	Retirement	--	--	--	--	--	--	--
	Death or disability	--	--	--	--	--	--	--
D. Arriola	Termination with cause	572,433	297,767	--	20,036	--	--	890,236
	Voluntary resignation without good reason	--	--	--	--	--	--	--
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	880,000	396,000	1,054,446	26,646	--	--	2,357,092
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	880,000	396,000	1,054,446	26,646	--	--	2,357,092
	Retirement	--	--	--	--	--	--	--
	Death or disability	--	--	--	--	--	--	--

(1)	In connection with a change of control, accelerated restricted stock units’calculation assumes that the change of control does not involve Total or one of its affiliates.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2012 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Betsy S. Atkins, Chair

Thomas R. McDaniel

Jérôme Schmitt

Humbert de Wendel

March 19, 2012

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 12, 2012 (except as described below) by:

—	each of our directors;

—

our Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, and each of the three other most highly compensated individuals who served as our executive officers at the end of our fiscal year 2011, and one other individual who would have been among the three most highly compensated individuals but was not serving as an executive officer at the end of our fiscal year 2011, whom we collectively refer to as our “named executive officers”;

—	our directors, director nominees and executive officers as a group; and

—	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 118,284,623 shares of common stock outstanding as of March 12, 2012. The business address for each of our directors and executive officers is our corporate headquarters at 77 Rio Robles, San Jose, California 95134.

	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Shares	%
W. Steve Albrecht(2)	38,527	*
Dennis V. Arriola(3)	59,040	*
Betsy S. Atkins(4)	7,500	*
Charles D. Boynton	2,005	*
Arnaud Chaperon	--	--
Bernard Clement	--	--
Denis Giorno	--	--
Thomas R. McDaniel(5)	29,518	*
Marty T. Neese(6)	106,172	*
Jean Marc Otero del Val	--	--
James S. Pape(7)	23,667	*
Douglas R. Richards(8)	29,136	*
Jérôme Schmitt	--	--
Humbert de Wendel	--	--
Howard J. Wenger(9)	45,303	*
Thomas H. Werner(10)	128,315	*
Pat Wood III(11)	72,196	*
All Directors and Executive Officers as a Group (19 persons)(12)	544,275	*
Other Persons
Total S.A. Total Gas & Power USA, SAS(13) 2, place Jean Millier La Défense 6 92400 Courbevoie France	88,108,359	68.9%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of March 12, 2012 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes 26,527 shares of common stock and 12,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 12, 2012.
(3)	12,210 shares of common stock are held by the Dennis V. Arriola and Janet A. Winnick Family Trust of which Mr. Arriola and his wife are co-trustees. Mr. Arriola’s employment with the Company terminated in March 2012.

(4)	Includes 7,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 12, 2012.
(5)	Includes 29,402 shares of common stock that are held in the McDaniel Trust dated 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(6)	Includes 31,172 shares of common stock and 75,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 12, 2012.
(7)	Mr. Pape’s employment with the Company terminated in November 2011.
(8)	Includes 25,802 shares of common stock and 3,334 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 12, 2012.
(9)	Includes 40,303 shares of common stock and 5,000 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 12, 2012.
(10)	Includes (a) 609 shares of common stock are held by The Thomas H. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and Mr. Werner is the beneficiary, and (b) 609 shares of common stock are held by The Suzanne M. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and his wife is the beneficiary.
(11)	Includes 24,196 shares of common stock and 48,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 12, 2012.
(12)	Includes the shares described in footnotes 2-11 plus 2,896 shares of common stock held by two additional executive officers.
(13)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13D/A, filed with the SEC on March 1, 2012 by Total Gas & Power USA, SAS and its parent Total S.A., which indicated that the parties have shared voting and shared dispositive power with respect to said shares. Includes 9,531,677 shares of common stock issuable pursuant to a warrant issued by the Company to Total Gas & Power USA, SAS on February 28, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and the Nasdaq Global Select Market. Such executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers or greater than 10% stockholders during fiscal 2011.

Company Stock Price Performance

The following graph compares the performance of an investment in our common stock from December 31, 2006 through January 1, 2012, with the NASDAQ Market Index and with four comparable issuers: First Solar, Inc., Suntech Power Holdings Co., Ltd., Trina Solar Ltd. and Yingli Green Energy Holding Co. Ltd. The graph assumes $100 was invested on December 31, 2006 in our former class A common stock at the closing price of $37.17 per share, at the closing prices of the common stock for First Solar, Inc., Suntech Power Holdings Co., Ltd., Trina Solar Ltd., and at the closing price for the NASDAQ Market Index. The graph also assumes $100 was invested at the closing prices of Yingli Green Energy Holding Co. Ltd. on June 8, 2007. In addition, the graph also assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our Annual Report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any filing of our Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference therein by our Company.

ASSUMES $100 INVESTED ON DECEMBER 31, 2006

(ASSUMES DIVIDEND REINVESTED)

UNTIL FISCAL YEAR ENDED JANUARY 1, 2012

	December 30, 2007	December 28, 2008	January 3, 2010	January 2, 2011	January 1, 2012
SunPower Corporation	$352.57	$95.18	$63.71	$34.52	$16.76
Nasdaq Market Index	$110.73	$63.36	$93.95	$109.84	$107.86
First Solar, Inc.	$891.55	$452.45	$453.75	$436.13	$113.14
Suntech Power Holdings Co., Ltd.	$240.49	$30.26	$48.90	$23.55	$6.50
Trina Solar Ltd.	$292.17	$36.83	$285.56	$247.83	$35.34
Yingli Green Energy Holding Co. Ltd.(1)	$365.62	$50.67	$150.57	$94.10	$36.19

(1) The common stock of Yingli Green Energy Holding Co. Ltd. started trading publicly on June 8, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 1, 2012 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	416	$27.38	3,293
Total(1)	416	$27.38	3,293

(1) This table excludes options to purchase an aggregate of approximately 68,000 shares of common stock, at a weighted average exercise price of $21.74 per share, that we assumed in connection with the acquisition of PowerLight Corporation, now known as SunPower Corporation, Systems, in January 2007. Under the terms of our 2005 Equity Plan, we may issue incentive or non-statutory stock options, restricted stock awards, restricted stock units, or stock purchase rights to directors, employees and consultants to purchase common stock. Our 2005 Equity Plan includes an automatic share reserve increase feature effective for 2009 through 2015. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our common stock reserved for issuance under the Plan in an amount each year equal to the least of: 3% of the outstanding shares of all classes of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by our Board.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as our auditor since 2003. We are currently in discussions with PricewaterhouseCoopers LLP regarding the scope of their fiscal 2012 global audit procedures, including revised fees, and have not formally appointed them as our independent registered public accounting firm for fiscal 2012. Our Board, upon the recommendation of our Audit Committee, will appoint our independent registered public accounting firm for fiscal 2012. We therefore are not asking stockholders to ratify at the Annual Meeting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

All fees billed to us by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. Fees billed to us by PricewaterhouseCoopers LLP during fiscal years 2010 and 2011 were as follows:

Services	2010	2011
Audit Fees	$2,766,986	$2,072,001
Audit-Related Fees	708,785	6,045
Tax Fees	2,306,166	1,612,799
All Other Fees	--	1,461,714
Total	$5,781,937	$5,152,559

—

Audit Fees: Audit fees for 2010 and 2011 were for professional services rendered in connection with audits of our consolidated financial statements, audits relating to an accounting investigation, statutory audits of our subsidiary companies, quarterly reviews and assistance with documents that we filed with the SEC (including our Forms 10-Q, 10-K and 8-K). This category included $699,700 of fees related to our Audit Committee’s independent investigation into certain accounting and financial reporting matters at our Philippines operations in 2010.

—	Audit-Related Fees: Audit-related fees for 2010 and 2011 were for professional services rendered in connection with consultations with management on various accounting matters.

—	Tax Fees: Tax fees for 2010 and 2011 were for tax return preparation assistance and expatriate tax services, general tax planning and international tax consulting.

—	All Other Fees: Other fees in 2011 were for accounting close acceleration assessment services and software license billed by PricewaterhouseCoopers LLP to SunPower in 2011.

SUNPOWER CORPORATION

77 RIO ROBLES

SAN JOSE, CA 95134

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M43680-Z57404

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNPOWER CORPORATION

For

All

Withhold

All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following:

Vote on Directors

1.    Election of Directors

☐

☐

☐

      Nominees:

      01)    Arnaud Chaperon

      02)    Jérôme Schmitt

      03)    Pat Wood III

      Vote on Proposal

      The Board of Directors recommends you vote FOR the following proposal:

For

Against

Abstain     2.    The proposal to approve, in an advisory vote, our named executive officer compensation.

☐

☐

☐

NOTE: In their discretion, Thomas H. Werner, Charles D. Boynton, Christopher S. Jaap, or any of them, each with power of substitution, are authorized to vote upon such other matter or matters as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

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Please indicate if you plan to attend this meeting.

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This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M43681-Z57404

SUNPOWER CORPORATION

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2012 Annual Meeting of Stockholders and Proxy Statement, each dated March 23, 2012 and hereby appoints Thomas H. Werner, Charles D. Boynton and Christopher S. Jaap, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2012 Annual Meeting of Stockholders of SunPower Corporation to be held on May 9, 2012, at 12:00 p.m. local time, at SunPower Corporation, 77 Rio Robles, SanJose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting.

A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) ELECTION OF EACH OF THE DIRECTOR NOMINEES; (2) THE APPROVAL, IN AN ADVISORY VOTE, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side